Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

COVENTRY HEALTH CARE, INC.

COVENTRY MANAGEMENT SERVICES, INC.

FIRST HEALTH GROUP CORP.

and

MAGELLAN HEALTH SERVICES, INC.

June 4, 2009

i

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, is made as of the 4th day of June, 2009, by and among Magellan Health Services, Inc., a Delaware corporation (“Buyer”), Coventry Health Care, Inc., a Delaware corporation (“Coventry”), First Health Group Corp., a Delaware corporation and a wholly-owned subsidiary of Coventry (“First Health Group”) and Coventry Management Services, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Coventry (“CMS”).  Buyer, Coventry, First Health Group and CMS are referred to collectively herein as the “Parties” and each individually as a “Party.”  Each capitalized term used but not otherwise defined herein shall have the meaning set forth in Article I.

RECITALS

WHEREAS, CMS owns the Acquired Assets;

WHEREAS, (i) First Health Group owns all of the issued and outstanding stock (the “FHS Stock”) of First Health Services Corporation, a Virginia corporation (“FHS”); (ii) First Health Group owns all of the issued and outstanding stock (the “FHC Stock”) of FHC, Inc., a Canadian corporation (“FHC”); and (iii) Coventry owns all of the issued and outstanding ownership interests (the “Provider Synergies Interests”) in Provider Synergies, LLC, an Ohio limited liability company (“Provider Synergies”). For purposes of this Agreement, the FHS Stock, the FHC Stock and the Provider Synergies Interests are collectively referred to herein as the “Shares”;

WHEREAS, FHS of Florida and FHS of Montana are each direct, wholly-owned subsidiaries of FHS; and

WHEREAS, subject to the terms and conditions set forth herein, (i) CMS desires to sell, and Buyer desires to acquire, all of CMS’s right, title and interest in and to the Acquired Assets; (ii) First Health Group desires to sell, and Buyer desires to acquire, all of the FHS Stock and the FHC Stock; and (iii) Coventry desires to sell, and Buyer desires to acquire, all of the Provider Synergies Interests.

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1           Definitions.  The following terms used in this Agreement shall have the meanings indicated below unless the context otherwise indicates:

“Acquire” shall mean as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or sales of assets or any combination of the foregoing transactions, more than a majority of the combined voting power of the then outstanding securities of Coventry or any successor corporation or entity entitled to vote generally in the election of the directors of Coventry or such other corporation or entity after such transactions is held in the aggregate by the holders of Coventry’s securities entitled to vote generally in the election of directors of Coventry immediately prior to such transaction.

“Acquired Assets” shall mean those assets of CMS relating to the Business set forth on Section 1.1(a) of the Seller Disclosure Letter and, without limiting anything set forth on Section 1.1(a) of the Seller Disclosure Letter, shall include:  (A) to the extent such assets are not owned by any Acquired Entity, all tangible personal property, including any Furniture and Equipment, that is located, or in the ordinary course of conduct of the Business would be located, on the premises relating to the Leased Real Property and (B) all data relating to business with customers or suppliers of the Business in the possession or control of CMS.  The Parties acknowledge and agree that Section 1.1(a) of the Seller Disclosure Letter has been prepared as of June 4, 2009, and that Coventry shall update such schedule periodically (but in no event later than five (5) days prior to the Closing Date) to reflect any changes in the scheduled Acquired Assets made in the operation of the Business after June 4, 2009, provided that any such changes are made in compliance with Section 6.1 and do not violate Section 4.4(e).

“Acquired Entities” shall mean, collectively, FHS, Provider Synergies, FHC, FHS of Florida and FHS of Montana.

“Action” shall mean any action, claim, proceeding, audit, hearing (including counterclaim), arbitration, mediation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority, arbitrator or mediator (public or private).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Purchase Agreement, together with all exhibits attached hereto and the Disclosure Letters.

“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” shall mean, collectively, (a) the HSR Act, (b) the Sherman Antitrust Act of 1890, as amended, (c) the Clayton Act of 1914, as amended, (d) the Federal Trade Commission Act of 1914, as amended and (e) any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Business” shall mean the business and operations of the Acquired Entities as currently conducted.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to not open or remain closed.

“Business IP” means all Intellectual Property owned by any of the Acquired Entities.

“Business Technology” means all Technology owned by any of the Acquired Entities.

“Buyer Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Buyer to Sellers prior to the execution of this Agreement.

“Buyer Indemnifiable Losses” shall mean Losses Buyer Indemnitees may suffer, sustain or become subject to and be entitled to indemnity against, pursuant to Article VIII or Article XII.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that materially and adversely affects Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

“Buyer’s Knowledge” shall mean the actual knowledge after due inquiry of the individuals listed in Section 1.1 of the Buyer Disclosure Letter.

“Buyer” shall have the meaning assigned to such term in the Preamble hereto.

“Capital Lease Indebtedness” shall mean all obligations of any of the Acquired Entities to pay rent or other payment amounts under a lease of real or personal property which, if outstanding on December 31, 2008, would be classified in accordance with GAAP as a capital lease or a liability on the face of a balance sheet for such Acquired Entity or CMS.

“Cash” shall mean, with respect to any Person, all cash and cash equivalents (including stocks, bonds, debt securities, certificates of deposit and similar investments that are marketable securities and short term investments) of such Person.

“Change in Control” shall mean as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or sales of assets or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Coventry or any successor corporation or entity entitled to vote generally in the election of the directors of Coventry or such other corporation or entity after such transactions is held in the aggregate by the holders of Coventry’s securities entitled to vote generally in the election of directors of Coventry immediately prior to such transaction.

“CMS Group” shall mean CMS (solely with respect to the Acquired Assets) and the Acquired Entities.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury Regulations promulgated thereunder.

“Commitments” shall mean any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated October 12, 2007, as amended on March 23, 2009, and further amended on April 2, 2009, by and between Coventry and Buyer.

“Consent” shall mean any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Consolidated Group” means an affiliated, consolidated, combined or unitary group with respect to any Taxes.

“Contract” shall mean any loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Coventry Group” shall mean Coventry and its Affiliates, excluding however, CMS (solely with respect to the Acquired Assets) and the Acquired Entities.

“Coventry Name” shall mean the name “Coventry,” “First Health,” and “First Health Services,” including all derivations thereof, and any and all Intellectual Property rights relating to the foregoing and shall include, without limitation, any uniform resource locators (or “URLs”) containing the name “Coventry,” or any derivation thereof.

“Designated Area” shall mean anywhere in the United States.

“Disclosure Letters” shall mean, collectively, the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Eligible Employee” shall mean any individual who is an active employee, consultant, contingent worker, leased employee or independent contractor of the CMS Group as of the date hereof, together with such individual who is hired by the CMS Group after the date hereof, and identified on Section 1.1(b) of the Seller Disclosure Letter.  The Parties acknowledge and agree Section 1.1(b) of the Seller Disclosure Letter has been prepared as of June 4, 2009 and that Coventry shall update such schedule periodically, but in no event later than five (5) days prior to the Closing Date, to reflect any changes made in the operation of the Business after June 4, 2009, provided, that any such change was made in compliance with Section 6.1

“Employee Plan” shall mean any “employee benefit plan” within the meaning of section 3(3) of ERISA and all other employee benefit arrangements or payroll practices, including, without limitation, any employment agreement, consulting agreement, bonus, incentive compensation, deferred compensation, stock ownership, stock option, stock appreciation right, restricted stock, phantom stock, equity, premium conversion, medical, hospitalization, vision, dental, health, life, disability, severance, change of control, vacation, death benefit, educational, adoption, dependent care assistance or other employee benefit plan, policy, arrangement, or agreement, whether or not subject to ERISA, that any of the Sellers, any of the Acquired Entities, or any their respective ERISA Affiliates, sponsors, maintains or contributes to for the benefit of current or former employees, consultants, or directors of any of the Sellers or ERISA Affiliates.

“Environmental Laws” shall mean any Law now or hereinafter in effect, relating to pollution or the protection, cleanup or restoration of the environment and natural resources, and health and safety (as it relates to exposure to Hazardous Materials) including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Toxic Substances Control Act, the Federal Occupational Safety and Health Act (as it relates to exposure to Hazardous Materials) and the Hazardous Materials Transportation Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, affiliate or subsidiary of any of the Sellers, that is or has been under common control or that is or has ever been treated as a single employer with any of them under sections 414(b), (c), (m) or (o) of the Code.

“FHS of Florida” shall mean First Health Services of Florida, Inc.

“FHS of Montana” shall mean First Health Services of Montana, Inc.

“FHS Outstanding Indebtedness” shall mean, as of any particular time, the unpaid principal amount, accrued interest, prepayment and redemption premiums or penalties (if any), unpaid fees and expenses or other monetary obligations in respect of all indebtedness of the Acquired Entities for borrowed money, but specifically excluding all Capital Lease Indebtedness of the Acquired Entities.

“FHS Target Working Capital” shall mean $15,000,000.

“FHS Working Capital” shall be in the amount by which the current assets of the Acquired Entities (provided, that, current assets shall not include FHS Intercompany Receivables) exceeds the current liabilities of the Acquired Entities (provided, that, current liabilities shall not include (i) Intercompany Payables and (ii) any FHS Outstanding Indebtedness).  For purposes of Article III, FHS Working Capital shall be determined as of immediately prior to the Closing and shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.

“FTC” shall mean the United States Federal Trade Commission.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Acquired Entities in the conduct of the Business, including all desks, chairs, tables, hardware, copiers, telephone equipment and lines, telecopy machines and other telecommunication equipment, networks, hubs and switches, cubicles and miscellaneous office furnishings and supplies.

“GAAP” shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” shall mean any foreign, federal, provincial, state or local government court, administrative or regulatory agency, board, bureau or commission or other governmental department or authority or instrumentality thereof.

“Governmental Program” shall mean ‘federal health care programs’ as defined in 42 U.S.C. § 1320a-7b(f).

“Guarantees” shall mean shall mean all guarantees, endorsements, performance bonds, surety bonds, bid bonds or other similar agreements relating to the Business.

“Handling” shall mean the production, use, generation, storage, treatment, transportation, recycling, or other management of any Hazardous Material.

“Hazardous Material” shall mean any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos, polychlorinated biphenyls and radon.

“Healthcare Laws” means any Law relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services, including, without limitation, to the extent applicable:  (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal and state health care programs; (ii) 42 U.S.C. § 1320a-7b(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act,” (iv) 31 U.S.C. § 3801 et seq., commonly referred to as the Program Fraud Civil Penalties Act, (v) the rules and regulations of the U.S. Food and Drug Administration, and (vi) rules and regulations of the state boards of pharmacy.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean all U.S., foreign and state issuances, registrations and applications for, and all rights (common law, statutory or otherwise) throughout the world in, intellectual property, including all (a) trademarks, service marks, trade names, logos, common law trademarks and service marks, domain names and any applications, renewals and extensions therefor, (b) patents, provisional patents and utility models and applications therefor, all reissues, divisions, re-examinations, renewals, extensions, substitutions, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (“Patents”), (c) trade secrets and other rights in privacy, data, know-how and confidential or proprietary information, (d) copyrights, database rights, mask work rights, works of authorship and other rights corresponding thereto, and all registrations, applications, renewals, extensions and reversions thereof, (e) unregistered design rights and registered industrial designs and any registrations, applications, renewals and extensions therefor, (f) Moral Rights, (g) computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”), (h) the content of websites and Software related thereto; (i) inventions (whether or not patentable and whether or not reduced to practice), research and development, discoveries, improvements and technology, (j) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, know-how and techniques, (k) databases, data compilations and collections and technical data, tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools and (l) any similar, corresponding or equivalent rights to any of the foregoing.

“Intercompany Agreements” shall mean the Contracts between one or more members of the Coventry Group, on the one hand, and one or more members of the CMS Group, on the other hand, that are set forth on Section 1.1(c) of the Seller Disclosure Letter.

“Intercompany Payables” shall mean all payables and notes payable of any one or more members of the CMS Group owing to any one or more members of the Coventry

Group, whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto.

“Intercompany Receivables” shall mean all accounts, accounts receivable and notes receivable held by any one or more members of the CMS Group that are owed by any one or more members of the Coventry Group, whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto.

“IRS” shall mean the United States Internal Revenue Service.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation or Ruling.

“Leased Real Property” shall mean all real property leased, subleased or licensed to the Acquired Entities.

“Letters of Credit” shall mean the letters of credit, bankers’ acceptances and similar facilities issued by or on behalf of any one or more members of the Coventry Group in connection with the Business.

“Lien” shall mean any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, mortgage, conditional sales agreement, right of first refusal, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, registration rights with respect to securities, encumbrance or other right of third parties voluntarily incurred or arising by operation of Law, or any other restriction or limitation whatsoever, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, including any lien resulting from the FHS Outstanding Indebtedness.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, interest, fines, penalties, assessments, awards and costs and expenses of every kind and nature (including reasonable attorneys’ and other professionals’ fees and court costs) incurred in responding to claims, demands, assessments, awards or investigations or defending suits or proceedings, whether or not involving a third party claim; provided, however, that in computing the amount of any Losses of an Indemnified Party, for purposes of determining the liability of the Indemnifying Party under Article VIII or Article XII, (a) the amount of any insurance proceeds or other recoveries actually received by the Indemnified Party shall be deducted from such Losses, (b) the amount of any Tax benefit actually used to reduce Taxes by any Indemnified Party arising from the incurrence or payment of any such Losses shall be deducted from such Losses, and (c) other than Losses resulting from Third Party Claims, the amount of any Losses in the form of exemplary or punitive Losses shall not be included in Losses for which an Indemnified Party may seek indemnification under Article VIII or Article XII.  In computing the amount of any such Tax benefit, the

Indemnified Party shall be deemed to utilize all Tax items arising from the incurrence or payments of any Losses after all other Tax items of such Person have been accounted for and utilized.

“Material Adverse Effect on the Business” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or effects, is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from: (a) any generally applicable change in GAAP or interpretation thereof, (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (c) (i) the announcement of this Agreement, or (ii) the pendency of the consummation of the transactions contemplated hereby, (d) actions or inactions taken by CMS, or the Acquired Entities as expressly required by this Agreement, (e) economic, political or financial market conditions generally affecting the industries in which CMS or the Acquired Entities conduct the Business, or the U.S. economy as a whole or the capital markets in general, and (f) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, provided, in the case of clauses (a), (e) and (f), that such events, occurrences, facts, conditions, changes, developments or effects do not disproportionately affect the Business relative to others in the industries in which the Acquired Entities operate.

“Moral Rights” shall mean any right to claim authorship to or to object to any distortion, mutilation or other modification or other derogatory action in relation to a work of authorship, whether or not such claim or objection would be prejudicial to the author’s reputation, and any similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Off-the-Shelf Software” shall mean Software that is not customized for any of the Acquired Entities or CMS or that is generally available on reasonable terms through commercial distributors or in retail stores.

“ordinary course of business” shall mean the ordinary and usual course of normal day-to-day operations of the Business as conducted by Sellers, through the date hereof, consistent with past practice.

“Patents” shall have the meaning specified in the definition of “Intellectual Property.”

“Permits” shall mean any licenses, franchises, certificates, approvals, permits, consents, waivers and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” shall mean all (i) Liens consisting of zoning or planning regulations, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or impair the use of, property as it is presently used in connection with the Business, provided that such regulations have not been violated, (ii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or that are being contested in good faith and for which appropriate reserves have been created, (iii) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of Law for sums not yet due or that are being contested in good faith that are not material to the Business and that are not resulting from a breach, default or violation by Sellers or any of the Subsidiaries of any Contract or Law; (iv) Liens securing all or any portion of the FHS Outstanding Indebtedness that are released at Closing, (v) Liens on Leased Real Property arising from the provisions of such leases, (vi) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate, (vii) Liens for Capital Lease Indebtedness, (viii) Liens set forth on Section 1.1(d) of the Seller Disclosure Letter that are to be released at or prior to the Closing in accordance with Section 9.2(d), and (ix) Liens for Guarantees or Letters of Credit (in each case, to the extent they have not been extinguished or released prior to or at Closing).

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited partnership or other entity, including a Governmental Authority.

“Pre-Closing Tax Period” shall mean any Taxable period that ends on or prior to the Closing Date.

“Release” or “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Ruling” means any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, assessment or arbitration award, subpoena or verdict entered, issued, made or rendered (whether temporary, preliminary or permanent) by any court, administrative agency or other Governmental Authority or arbitrator.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Coventry to Buyer prior to the execution of this Agreement.

“Sellers’ Knowledge” shall mean the actual knowledge after due inquiry of the individuals listed in Section 1.1(e) of the Seller Disclosure Letter.

“Sellers” shall mean, collectively, Coventry, CMS and First Health Group.

“Software” shall have the meaning specified in the definition of “Intellectual Property.”

“Straddle Period” shall mean any Taxable period that begins on or before and ends after the Closing Date.

“Subsidiaries” shall mean, with respect to any Person, another Person (a) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (b) of which such first Person is a general partner.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, premiums, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Authority, and (ii) all liabilities in respect of any items described in clause (i) payable by reason of contract or arrangement, assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

“Taxing Authority” shall mean the United States, any subdivision or instrumentality thereof or any other Governmental Authority, which imposes Taxes.

“Tax Return” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all Software, information, designs, libraries, formulae, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Transaction Agreements” shall mean this Agreement, the Confidentiality Agreement, the Transition Services Agreement, the Master Services Agreement for Radiology Benefit Management Services entered into simultaneously herewith by and among Buyer and certain Subsidiaries of Sellers named therein and dated the date hereof (the “Master Radiology Services Agreement”), the Management Services Agreement for Medical Pharmaceuticals entered into simultaneously herewith by and between Buyer and certain Subsidiaries of Sellers named therein and dated the date hereof (the “Medical Pharmaceuticals Agreement”), the radiology benefits management agreements to be entered into between National Imaging Associates Inc. and Coventry and/or its Subsidiaries as provided by the Master Radiology Services Agreement and any other agreements that any Seller or any of its Subsidiaries and Buyer or any of its Subsidiaries agree to enter into in connection with this Agreement or the Closing.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transition Services Agreement” shall mean the Transition Services Agreement entered into simultaneously herewith between CMS and Buyer dated as of the date hereof.

“Treasury Regulations” shall mean the regulations promulgated by the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Treasury” shall mean the United States Department of Treasury.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended and other similar Laws.

1.2                                 Terms Defined Elsewhere.  The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section

Acquisition Proposal	Section 7.7(a)
ARRA	Section 4.11(g)
Audited Financial Statements	Section 6.13
Auditor’s Consent	Section 6.13
Bankruptcy and Equity Exception	Section 4.2(a)
Buyer	Preamble
Business Software	Section 4.13(i)
Buyer Indemnitees	Section 12.2(a)
Cap	Section 12.3(c)(i)
Calculation Notice	Section 3.2(b)
Change In Control Customer Contracts	Section 4.14(d)
Closing	Section 9.1
Closing Date	Section 9.1
Closing Date Interest Rate	Section 3.2(d)

Term	Section

CMS	Preamble
CMS Group Charter Documents	Section 4.1(b)
CMS Group Release	Section 7.8
COBRA	Section 4.11(g)
Coventry	Preamble
Cure Period	Section 11.1(b)
Deductible	Section 12.3(a)
Disputed Items	Section 3.2(b)
D&O Obligations	Section 6.12
D&O Released Parties	Section 12.6
Excluded Assets	Section 2.2(a)
FHC	Recitals
FHC Stock	Recitals
FHS	Recitals
FHS Closing Date Balance Sheet	Section 3.2(a)
FHS Closing Date Payment	Section 2.4(a)
FHS Estimated Working Capital	Section 3.1(a)
FHS Financial Statements	Section 4.5(a)
FHS Initial Calculation	Section 3.2(a)
FHS Interim Financial Statements	Section 4.5(a)
FHS Material Permits	Section 4.17
FHS Negative Estimated Working Capital Adjustment	Section 3.1(a)
FHS Positive Estimated Working Capital Adjustment	Section 3.1(a)
FHS Restricted Business	Section 7.3(a)
FHS Stock	Recitals
FHS Working Capital Adjustment Amount	Section 3.2(d)
FHS Year End Financial Statements	Section 4.5(a)
Final FHS Working Capital	Section 3.2(d)
FIRPTA Affidavit	Section 9.2(l)
First Health Group	Preamble
Foreign Plans	Section 4.11(h)
Fundamental Representations	Section 12.1(a)
Governmental Damages	Section 10.2(e)
Governmental Investigation	Section 10.2(e)
HIPAA	Section 4.11(g)
Hired Employees	Section 7.2(b)(i)
HSR Filing	Section 6.5(b)
Indemnifiable Losses	Section 12.2(b)
Indemnification Notice	Section 12.5(a)
Indemnified Party	Section 12.2(c)
Infringes	Section 4.13(b)

Term	Section

Injunctions	Section 10.1(b)
Labor Union	Section 4.12(a)
Legal Actions	Section 10.1(c)
Loss of Profits	Section 12.3(f)
Material Contract	Section 4.14(b)
Party or Parties	Preamble
Policies	Section 4.15
Property Taxes	Section 8.2(b)(i)
Provider Synergies	Recitals
Provider Synergies Interests	Recitals
Purchase Price	Section 2.4(a)
Re-Calculated FHS Working Capital	Section 3.2(e)
Re-Calculated FHS Working Capital Adjustment Amount	Section 3.2(e)
Registered IP	Section 4.13(a)
Related Persons	Section 4.19
Releasing Parties	Section 12.6
Restraints	Section 10.1(c)
Seller Indemnifiable Losses	Section 12.2(b)
Seller Indemnitees	Section 12.2(b)
Settlement Firm	Section 3.2(c)
Shares	Recitals
Tax Claim	Section 8.3(a)
Tax Return Notice	Section 8.1(b)(i)
Tax Settlement Firm	Section 8.1(b)(i)
Termination Date	Section 11.1(e)(i)
Third Party Claim	Section 12.4(a)
Transfer Taxes	Section 8.2(a)
Unsold Securities	Section 7.9

1.3                                 Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)                                  the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)                                 words importing any gender shall include other genders;

(c)                                  words importing the singular only shall include the plural and vice versa;

(d)                                 the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)                                  the words “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                                    references to “Articles,” “Exhibits”, “Sections” and other subdivisions shall be to Articles, Exhibits, Sections and other subdivisions of or to this Agreement; and

(g)                                 references to any Person include the successors and permitted assigns of such Person.

ARTICLE 2

PURCHASE AND SALE OF ASSETS AND STOCK

2.1                                 Sale of Assets.  Upon the terms and conditions set forth herein,

(a)                                  Buyer agrees to purchase from CMS, and CMS agrees to sell, transfer, assign, convey and deliver to Buyer, all of CMS’ right, title and interest in, to and under the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

2.2                                 Excluded Assets.

(a)                                  Excluded Assets.  Notwithstanding Section 2.1 of this Agreement, CMS is not selling, and Buyer is not purchasing, pursuant to this Agreement, any assets, properties, rights, licenses, Contracts, real property, causes of action or businesses of any kind or description, wherever located, real, personal or mixed, tangible or intangible, owned by, leased by, granted to or in the possession of CMS, that is not an Acquired Asset, all of which shall be retained by CMS; provided further that Sellers are not selling and Buyer is not purchasing any right, title or interest to the Coventry Name (collectively, the “Excluded Assets”).

2.3                                 Sale of Stock and Interests.  Upon the terms and conditions set forth herein, at the Closing:

(a)                                  Buyer agrees to purchase from First Health Group, and First Health Group agrees to sell, transfer, assign, convey and deliver to Buyer, all of the FHS Stock and FHC Stock, free and clear of all Liens; and

(b)                                 Buyer agrees to purchase from Coventry, and Coventry agrees to sell, transfer, assign, convey and deliver to Buyer, all of the Provider Synergies Interests, free and clear of all Liens.

2.4                                 Purchase Price.

(a)                                  Subject to Article XII, the aggregate cash purchase price payable by Buyer in consideration of the sale and transfer of the Acquired Assets, FHS Stock, FHC Stock and Provider Synergies Interests (the “Purchase Price”) shall be an amount in cash equal to the sum of the FHS Closing Date Payment plus, if applicable, any adjustments made pursuant to Section 3.2.  The “FHS Closing Date Payment” shall be an amount equal to the sum of (a) $110,000,000, plus, if applicable, (b) the FHS Positive Estimated Working Capital Adjustment and minus, if applicable, (c) the FHS Negative Estimated Working Capital Adjustment.

(b)                                 In calculating the various respective adjustments to the Purchase Price under this Agreement, no single item shall be given duplicative effect.

ARTICLE 3

WORKING CAPITAL ADJUSTMENT

3.1                                 Estimated Working Capital Adjustment.

(a)                                  No later than two Business Days prior to the Closing Date, Coventry shall deliver to Buyer a statement showing the calculation of an estimate of the FHS Working Capital as of immediately prior to the Closing (the “FHS Estimated Working Capital”).  The amount, if any, by which the FHS Estimated Working Capital exceeds the FHS Target Working Capital is referred to herein as the “FHS Positive Estimated Working Capital Adjustment”, and the amount, if any, by which the FHS Target Working Capital exceeds the FHS Estimated Working Capital is referred to herein as the “FHS Negative Estimated Working Capital Adjustment.”

(b)                                 Coventry’s calculation of the FHS Estimated Working Capital as delivered to Buyer shall be accompanied by such schedules and data as may be necessary to support such calculation.

3.2                                 Post-Closing Working Capital Adjustments.

(a)                                  Buyer shall cause to be prepared and, as soon as practical, but in no event later than 180 days after the Closing Date, shall cause to be delivered to Coventry, the unaudited combined balance sheet of the Acquired Entities prepared as of immediately prior to the Closing (the “FHS Closing Date Balance Sheet”) and a statement showing the calculation of the FHS Working Capital as of immediately prior to the Closing (the “FHS Initial Calculation”).  The FHS Closing Date Balance Sheet and the FHS Initial Calculation shall be accompanied by such schedules and data with respect to the determination of the FHS Working Capital contained therein as may be appropriate to support such FHS Initial Calculation.

(b)                                 Within 45 days after delivery to Coventry of the FHS Closing Date Balance Sheet and the FHS Initial Calculation by Buyer pursuant to Section 3.2(a), Coventry may deliver to Buyer a written notice (the “Calculation Notice”) either (A) advising Buyer that Coventry agrees with and accepts the FHS Initial Calculation (as the case may be) or (B) setting forth those particular line items (the “Disputed Items”) in the FHS Initial Calculation that Coventry disputes and a statement, with reasonable detail as to the Disputed Items, of what Coventry believes is the correct calculation of each Disputed Item and of the FHS Working Capital as of immediately prior to the Closing.  Coventry and the advisors engaged by Coventry shall be entitled to review Buyer’s working papers, trial balances and similar materials relating to its preparation of the FHS Closing Date Balance Sheet for purposes of reviewing the FHS Initial Calculation.  In addition, Buyer shall also provide Coventry and its accountants with (i) the reasonable assistance of personnel and (ii) timely and reasonable access, during normal business hours, to its personnel, properties, books and records, in each case at Buyer’s expense, but only to the extent related to review by Coventry of such FHS Initial Calculation.  If Coventry does not submit a Calculation Notice within the 45-day period provided herein, then the Initial Calculation shall become final, binding and conclusive on the Parties and shall not be subject to further review, challenge or adjustment.  To the extent that Coventry timely provides a Calculation Notice within the 45-day period, all items reflected therein that are not Disputed Items shall become final, binding and conclusive on the Parties and shall not be subject to further review, challenge or adjustment.

(c)                                  Buyer and Coventry shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) after the date of Coventry’s objection to the Calculation Notice to resolve any Disputed Items.  During such 30-day period (or such longer period as they may mutually agree), Buyer and Coventry shall have access to the working papers, trial balances, schedules and calculations of the other used in the preparation of the FHS Initial Calculation, the Calculation Notice and the determination of the FHS Working Capital contained therein and the Disputed Items.  In the event that Buyer and Coventry are unable to resolve all Disputed Items within such 30-day period (or such longer period as they may mutually agree), then the remaining unresolved Disputed Items shall be referred to Deloitte and Touche LLP or such other nationally recognized accounting firm selected by mutual agreement of Buyer and Coventry (such selected firm, the “Settlement Firm”).  Buyer and Coventry will promptly, and in no event later than the time that Disputed Items are submitted to the Settlement Firm, enter into reasonable and customary arrangements for the services to be rendered by the Settlement Firm under this Section 3.2(c).  The Parties agree that the selection process for the Settlement Firm shall occur only once and that such Settlement Firm, once selected, shall resolve remaining unresolved Disputed Items.  The determination of the remaining unresolved Disputed Items by the Settlement Firm shall be final, binding and conclusive and shall constitute an arbitral award that is unappealable and not subject to further review, challenge or adjustment and upon which a judgment may be entered by a court having jurisdiction thereof.  Buyer and Coventry shall use commercially reasonable efforts to cause the Settlement Firm to reach a determination as promptly as practicable (and in any event within 30 days from the date that the Disputed Items are submitted to it).  Within 10 days after the Settlement Firm has been retained, Buyer and Coventry shall furnish, at their own expense, to the Settlement Firm and each other a written statement of their position with respect to each Disputed Item.  Within five Business Days after the expiration of such 10-day period, Buyer and Coventry may deliver to the Settlement Firm and to each other its response to the other’s position on each Disputed Item.  With each submission, Buyer and Coventry may also furnish to the Settlement Firm such information, workpapers and other documents as they deem relevant to the resolution of the Disputed Items, with appropriate copies or notification being given to the other.  In addition, Buyer and Coventry shall each furnish the Settlement Firm such workpapers and other documents and information relating to the Disputed Items, and shall provide interviews and answer questions, as such Settlement Firm may reasonably request.  The Settlement Firm may, at its discretion, conduct a conference concerning the disagreement with Buyer and Coventry, at which conference Buyer and Coventry shall each have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. The fees, costs and expenses of the Settlement Firm shall be allocated to and borne by Coventry and Buyer based on the inverse of the percentage that the Settlement Firm’s determination (before such allocation) bears to the total amount of the Disputed Items as originally submitted to the Settlement Firm.  For example, should the items in dispute total in amount to $1,000 and the Settlement Firm awards $600 in favor of Coventry’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Coventry.

(d)                                 The “FHS Working Capital Adjustment Amount”, which may be a positive or negative amount, shall mean the amount equal to the FHS Working Capital, as finally determined in accordance with Sections 3.2(a), 3.2(b) and 3.2(c) (the “Final FHS Working Capital”), minus the FHS Estimated Working Capital.  If the FHS Working Capital Adjustment Amount is a positive amount, then Buyer shall promptly deliver, by wire transfer of immediately available funds to an account or accounts designated in writing by Coventry, an amount equal to the FHS Working Capital Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the rate equal to the weighted average of the LIBOR for a one month period (the “Closing Date Interest Rate”).  If the FHS Working Capital Adjustment Amount is a negative amount, then Coventry shall promptly deliver or cause an Affiliate to promptly deliver, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the FHS Working Capital Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the Closing Date Interest Rate.

(e)                                  As soon as practicable after the beginning of the thirteenth month after the Closing Date, the FHS Working Capital shall be re-calculated as of the Closing Date, taking into account only post-Closing events through and including the twelve months following the Closing Date as they relate to customer accounts receivable that existed on the Closing Date and the aggregate allowance for doubtful accounts with respect thereto (the “Re-Calculated FHS Working Capital”).  Coventry shall cooperate with Buyer in determining a mutually agreeable figure for the Re-Calculated FHS Working Capital.  In the event of a disagreement between Coventry and Buyer as to the FHS Working Capital as so re-calculated, the provisions of Section 3.2(c) relating to the use of the Settlement Firm shall apply.  The “Re-Calculated FHS Working Capital Adjustment Amount,” which may be a positive or negative amount, shall mean the amount equal to the Re-Calculated FHS Working Capital, as finally determined in accordance with Sections 3.2(c) and 3.2(e), minus the Final FHS Working Capital.  If the Re-Calculated FHS Working Capital Adjustment Amount is a positive amount, then Buyer shall promptly deliver, by wire transfer of immediately available funds to an account or accounts designated in writing by Coventry, an amount equal to the Re-Calculated FHS Working Capital Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the rate equal to Closing Date Interest Rate.  If the Re-Calculated FHS Working Capital Adjustment Amount is a negative amount, then Coventry shall promptly deliver or cause an Affiliate to promptly deliver, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the Re-Calculated FHS Working Capital Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the Closing Date Interest Rate.

(f)                                    All amounts paid pursuant to this Section 3.2 shall be deemed an adjustment to the Purchase Price.  For purposes of this Section 3.2, all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Any payments made by any Person pursuant to this Section 3.2 shall be made by wire transfer of immediately available funds within 10 Business Days after the date on which the FHS Working Capital determinations become final and binding on the Parties under this Section 3.2.

(g)                                 The FHS Working Capital, as finally determined pursuant to this Section 3.2, shall be the final FHS Working Capital for purposes of this Agreement.

3.3                                 Methodology for Working Capital Calculations.  Section 3.3 of the Seller Disclosure Letter sets forth certain agreed-upon exceptions to GAAP applicable to the determination of the FHS Working Capital under this Article III.  All FHS Working Capital determinations made pursuant to this Article III (estimated and actual), including each and every amount and calculation determined in accordance therewith, shall be determined and calculated in accordance with GAAP, as it exists on the date hereof, and as applied consistently with the preparation of the FHS Financial Statements, except as set forth on Section 3.3 of the Seller Disclosure Letter.  Section 3.3 of the Seller Disclosure Letter shall set forth a sample calculation of the FHS Working Capital calculated as of April 30, 2009.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Letter delivered by Sellers to Buyer simultaneously with the execution of this Agreement, it being understood and agreed that each item in a particular section of the Seller Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, each of the Sellers, jointly and severally, represents and warrants to Buyer as follows:

4.1           Organization, Etc.

(a)           Each of the Sellers and the Acquired Entities is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.  CMS has all requisite corporate power and authority to own or lease and operate the Acquired Assets.  Each of the Acquired Entities has all of the requisite corporate or limited liability company power and authority to own, or lease and operate its assets.  The Acquired Entities have all requisite corporate or limited liability company power and authority to carry on the Business as it is now being conducted.  Each of the Acquired Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had a Material Adverse Effect on the Business.

(b)           Coventry has delivered to Buyer correct and complete copies of the certificate of formation and limited liability company agreement and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Acquired Entities (the “CMS Group Charter Documents”), in each case as amended to the date of this Agreement.

4.2           Corporate Authority; No Violation, Etc.

(a)           Each of the Sellers has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which such Person is to be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Sellers of this Agreement and each such other Transaction Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Sellers.  This Agreement has been duly executed and delivered by the Sellers and constitutes a legal, valid and binding agreement of each of the Sellers, enforceable against each such Person in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “Bankruptcy and Equity Exception”).  As of the Closing, each other Transaction Agreement to which any of the Sellers is to be a party will have been duly executed and delivered by each such Person and will constitute a legal, valid and binding agreement of each such Person, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Except as set forth in Section 4.2(b) of the Seller Disclosure Letter, none of the execution and delivery by any of the Sellers or any of their Subsidiaries of this Agreement or any other Transaction Agreement to which it is or will be a party, the consummation by the Sellers or any of their Subsidiaries of the Transactions or compliance by the Sellers or any of their Subsidiaries with any of the provisions hereof or thereof (a) violates or conflicts with any provisions of the CMS Group Charter Documents, (b) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person (except for (i) filings required under any applicable Antitrust Laws, (ii) Permits as may be required under, and other applicable requirements of, state securities laws and (iii) consents, approvals or notifications required under Contracts that are not Material Contracts), (c) results in the creation of a Lien on any of the Shares or the Acquired Assets, or (d) violates or conflicts with any Rulings or Law applicable to the Business.

4.3           Ownership of Interests and Stock; Subsidiaries.

(a)           First Health Group owns (i) all of the FHS Stock free and clear of all Liens and there are no other outstanding shares of capital stock of FHS or Commitments to issue any additional shares of FHS capital stock, and (ii) all of the FHC Stock free and clear of all Liens and there are no other outstanding shares of capital stock of FHC or Commitments to issue any additional shares of FHC capital stock.  Both the FHS Stock and the FHC Stock are validly issued, fully paid and non-assessable.

(b)           Coventry owns all of the Provider Synergies Interests free and clear of all Liens and there are no other outstanding interests in Provider Synergies or Commitments to issue any additional equity interests in Provider Synergies.  The Provider Synergies Interests are validly issued, fully paid and non-assessable.

(c)           Section 4.3(c) of the Seller Disclosure Letter sets forth the name of each Subsidiary of FHS, FHC and Provider Synergies, and with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized and the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable.  All such shares or other equity interests represented as being owned by FHS, FHC or Provider Synergies, as applicable, are owned by them free and clear of any and all Liens.  There are no Commitments requiring the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.

4.4           Title to, Condition and Sufficiency of Assets.

(a)           None of the Acquired Entities owns any real property in fee.

(b)           Section 4.4(b) of the Seller Disclosure Letter sets forth a list of all real property leases relating to the Leased Real Property.  Each lease set forth on Section 4.4(b) of the Seller Disclosure Letter is a valid and binding obligation of an Acquired Entity.  Each Acquired Entity that is a party to a lease covering the Leased Real Property has good and valid title to the leasehold interest created by such lease, free and clear of all Liens, except Permitted Liens.  No event has occurred that, with the passage of time or the giving of notice or both, would constitute a default or breach in any respect by any of the Acquired Entities, or to the Knowledge of the Sellers, any other party thereto.

(c)           CMS has good title to, or holds pursuant to valid and enforceable leases, if any, all the properties and assets (excluding real property) included in the Acquired Assets, with only such exceptions as constitute Permitted Liens.

(d)           The Acquired Entities have good title to, or hold pursuant to valid and enforceable leases, all the properties and assets (excluding real property) of the Acquired Entities, with only such exceptions as constitute Permitted Liens.

(e)           Except for the matters set forth on Section 4.4(e) of the Seller Disclosure Letter, and after giving effect to the services to be provided pursuant to the Transition Services Agreement, the Acquired Entities and Acquired Assets are, and as of the Closing will be, sufficient for the conduct of the Business as currently conducted, it being understood that only services and certain Intellectual Property rights, but no physical assets, are to be provided to an Acquired Entity pursuant to the Transition Services Agreement.

4.5           Financial Statements.

(a)           Section 4.5(a) of the Seller Disclosure Letter sets forth true, complete and correct copies of the unaudited combined balance sheet of the Acquired Entities as of December 31, 2008, 2007 and 2006 and the related unaudited combined statements of income of the Acquired Entities for the years then ended (collectively, the “FHS Year End Financial Statements”), and (ii) the unaudited combined balance sheet of the Acquired Entities as of April 30, 2009 and the unaudited combined statements of income of the Acquired Entities for the four months ended April 30, 2009 (collectively, the “FHS Interim Financial Statements,” and together with the FHS Year End Financial Statements, the “FHS Financial Statements”).

(b)           Except as set forth on Section 4.5(b) of the Seller Disclosure Letter, the FHS Financial Statements are true and complete in all material respects, and,

have been prepared in accordance with GAAP, consistent with past practices, without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as noted therein), and fairly present the financial position, results of operations of the Acquired Entities as of the respective dates thereof (subject to appropriate note and year-end adjustments).

(c)           Coventry maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Coventry’s management has completed its assessment of the effectiveness of Coventry’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective. Coventry’s principal executive officer and its principal financial officer have identified, based on their evaluation made for purposes of SEC Rule 13a-14 as of and for the period ended March 31, 2009, (i) no significant deficiencies in the design or operation of Coventry’s internal control over financial reporting which could adversely affect the ability of an Acquired Entity to record, process, summarize and report financial data in the periodic reports Coventry is required to file under the Exchange Act and no material weaknesses in such internal control over financial reporting pertaining to an Acquired Entity and (ii) no fraud, whether or not material, that involves management or other employees of the Acquired Entities who have a significant role in Coventry’s internal control over financial reporting.

(e)           All books, records and accounts of each of the Acquired Entities are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  Complete and accurate copies of all minute books of each of the Acquired Entities have been made available to Buyer.

4.6           Absence of Certain Changes or Events.  Except (i) as specifically contemplated or permitted by this Agreement or the other Transaction Agreements, or (ii) as set forth in Section 4.6 of the Seller Disclosure Letter, since December 31, 2008, the Business has been conducted in all material respects in the ordinary course, and there has not been any Material Adverse Effect on the Business.  Since December 31, 2008, none of the Acquired Entities has taken any action described in Section 6.1 hereof that if taken after the date hereof and prior to the Closing Date without the prior written consent of Buyer would violate such provision.  Without limiting the foregoing, since December 31, 2008 there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any asset of the Acquired Entities which materially affects the use thereof.

4.7           Litigation; No Undisclosed Liabilities.  Except as described on Section 4.7 of the Seller Disclosure Letter:

(a)           No Action against CMS (with respect to the Acquired Assets), the Acquired Entities or the Business is pending or, to Sellers’ Knowledge, threatened.  To Sellers’ Knowledge, there are no investigations pending or threatened against CMS (with respect to the Acquired Assets), the Acquired Entities or the Business.

(b)           None of the Acquired Entities has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than those (i) incurred in the ordinary course of business since December 31, 2008, or (ii) fully reflected on or reserved against in the FHS Financial Statements.

4.8           Compliance with Laws.  Except as set forth in Section 4.8 of the Seller Disclosure Letter, the Business is being conducted in all material respects in compliance with all applicable Laws.  None of the Acquired Entities has received any written notice of or been charged with the violation of any Laws.  To the Knowledge of Sellers, none of the Acquired Entities is under investigation with respect to the violation of any Laws.

4.9           Environmental Matters.  Except as set forth on Section 4.9 of the Seller Disclosure Letter:

(a)           each of the Acquired Entities has obtained all Permits required under Environmental Laws for the conduct and operation of the Business and is in material compliance with the terms and conditions contained therein;

(b)           each of the Acquired Entities is in compliance with all applicable Environmental Laws, except for such noncompliance as would not form the basis of a claim under or create a liability under applicable Environmental Laws that would be material to such Acquired Entity, and Sellers have made available to Buyers all environmental reports, assessments, surveys, audits, claims, and other documents that are in the possession and control of Sellers regarding environmental matters pertaining to the Acquired Entities and that are material to the operation of the Business;

(c)           to Sellers’ Knowledge, none of the Acquired Entities is subject to any contractual environmental indemnification obligation regarding the business or properties currently owned, leased or operated by any of the Acquired Entities;

(d)           there are no environmental Actions pending or threatened with respect to the Business;

(e)           there is no condition on, at or under any property (including the air, soil and ground water) currently or formerly owned, leased or used by any of the Acquired Entities (including off-site waste disposal facilities) or created by any of the Acquired Entities’ operations that would create liability with respect to the Business under applicable Environmental Laws; and

(f)            there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to any of the Acquired Entities that would form the basis of a claim or create a liability under applicable Environmental Laws that is material to an Acquired Entity.

4.10         Tax Matters.  Except as set forth in Section 4.10 of the Seller Disclosure Letter:

(a)           (i) All income and other material Tax Returns required to be filed by the Acquired Entities or with respect to the Acquired Assets have been timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all income and other material Taxes due have been timely paid, (iv) the Acquired Entities have duly and timely withheld all income and other material Taxes relating to the Business required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

(b)           (i) No audits or other administrative proceedings or court proceedings are presently pending or threatened  in writing with regard to any income or other material Taxes or income or other material Tax Returns of any of the Acquired Entities or with respect to any of the Acquired Assets, (ii) no Taxing Authority is now asserting or has asserted any deficiency or claim for income and other material Taxes or any adjustment to income and other material Taxes with respect to which any of the Acquired Entities may be liable which have not been fully paid or finally settled, (iii) none of the Acquired Entities has granted (or is subject to) any waiver or extension that is currently in effect for the period of limitations for the assessment, collection or payment of any Tax or the filing of any Tax Return, and (iv) no claim has been made by a Taxing Authority in a jurisdiction where the Acquired Entities do not file Tax Returns such that the Acquired Entities are or may be subject to taxation by that jurisdiction.

(c)           Section 4.10(c) of the Seller Disclosure Letter lists any audit report issued within the last three years relating to any income and other material Taxes due from or with respect to each of the Acquired Entities or Acquired Assets.  All income and other material Tax Returns filed by or on behalf of each of the Acquired Entities and with respect to the Acquired Assets have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

(d)           Neither the Acquired Entities nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any of the Acquired Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any of the Acquired Entities affecting the Acquired Entities after the date hereof, (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or

(iv) executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or been subject to any ruling guidance specific to the Acquired Entities, any of which would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(e)           None of the Acquired Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f)            There is no taxable income of any of the Acquired Entities or with respect to any of the Acquired Assets that will be required under applicable Tax Law to be reported by Buyer or any of its Affiliates, including the Acquired Entities, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(g)           None of the Acquired Entities has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(h)           Each of the Sellers is a United States Person within the meaning of Code Sections 897 and 1445.

(i)            Provider Synergies, at all times since its formation, (A) is and has been treated for U.S. federal income tax purposes (and in all states in which it files income Tax Returns) as a single member limited liability company disregarded for federal income Tax purposes, and (B) has not filed any election under Treasury Regulations Section 301.7701-3(c) (or similar provision of state, local or foreign Law) to be treated as an association taxable as corporation, and has not been classified as a corporation by any Taxing Authority.

(j)            None of the Acquired Entities (i) is a party to, bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, other than with respect to the Consolidated Group for which Coventry is the common parent, (ii) has any obligation for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), other than with respect to the Consolidated Group for which Coventry is the common parent, or (iii) is or has ever been a member of a Consolidated Group, other than the Consolidated Group of which Coventry is the common parent.

(k)           None of the Acquired Assets and none of the properties or assets of any of the Acquired Entities are subject to any Tax lien (other than Permitted Liens).

(l)            None of the Acquired Entities has consummated, has participated in or is currently participating in any transaction that was or is a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(m)          No Acquired Entity has an interest in an entity classified as a partnership for U.S. federal income tax purposes.

4.11         ERISA and Employee Plans.

(a)           Section 4.11(a) of the Seller Disclosure Letter lists each material Employee Plan.  Each of the Sellers has heretofore made available to Buyer true and complete copies of each Employee Plan and any amendments thereto, any related trust or other funding vehicle, the most recent annual reports or summaries, the most recent determination or opinion letter, the most recent actuarial valuations, the most recent summary plan descriptions and written descriptions of all non-written agreements relating to Employee Plans.

(b)           No Employee Plan sponsored, maintained or contributed to by any of the Sellers or any of their respective ERISA Affiliates, within the six (6) year period preceding the Closing Date, is or has been subject to Title IV of ERISA, or is or was a multiemployer plan as defined in Section 3(37) of ERISA.

(c)           Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA, the Code and the Laws of any applicable foreign jurisdiction.  There are no pending or, to Sellers’ Knowledge, threatened claims by, on behalf of or against any Employee Plan or any assets thereof, other than routine claims for benefits and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Buyer or will be promptly furnished to Buyer when made) with respect to any Employee Plan before the IRS or the United States Department of Labor.

(d)           Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination or opinion letter from the IRS stating that it and the trust maintained thereunder is exempt from taxation under Section 401(a) or Section 501(a) of the Code, respectively, and, to Sellers’ Knowledge, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code.

(e)           All material contributions required to have been made under any of the Employee Plans by Law have been timely made and no accumulated funding deficiencies exist in any of the Employee Plans subject to Section 412 of the Code.

(f)            Except as set forth on Section 4.11(f) of the Seller Disclosure Letter and except as otherwise provided in or contemplated by this Agreement, any other Transaction Agreement, or otherwise required under applicable Law, the consummation of the Transactions shall not result, by itself or with the passage of time, in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any Eligible Employee.

(g)           Neither Sellers nor any of their ERISA Affiliates has any obligation to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for any participant (or any of the participant’s dependents, spouse, or beneficiaries) for the period extending beyond their retirement or other termination of service, other than continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or the American Recovery Act of 2009 (“ARRA”) and at the expense of the participant or the participant’s beneficiary.  Each of the Sellers and any of the ERISA Affiliates which maintains a group health plan within the meaning of Section 5000(b)(1) of the Code has complied in good faith with any notice and continuation requirements of Section 4980B of the Code, as amended by ARRA, COBRA, Part 6 of Subtitle B of Title I of ERISA, as amended by ARRA and with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by ARRA and the regulations thereunder.

(h)           With respect to each Employee Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):  (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Authority involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any material liability, accelerated payment or any materially enhanced benefits with respect to any Foreign Plan; and (v) all liabilities with respect to each Foreign Plan have been funded to the extent required by the terms of such Foreign Plan and applicable Law or have been properly reflected in the financial statements of the Sellers.

(i)            Any individual who performs services for one or more members of the CMS Group (other than through a Contract with an organization other than such individual) and who is not treated as an employee for federal income or employment Tax purposes by one or more members of the CMS Group is not an employee for such purposes.

4.12         Labor and Employment Matters.

(a)           Neither the Sellers nor any of their respective Affiliates is a party to any collective bargaining or similar agreement with respect to any Eligible Employees with any labor union, group or association (“Labor Union”) and no such agreement is being negotiated.  No Labor Union represents or, to the Knowledge of Sellers, purports to represent any Eligible Employees.  To the Knowledge of Sellers, there are no, and have not been since January 1, 2004 any, activities or proceedings of any Labor Union to organize any such activity. There are no, and have not been since January 1, 2004 any, strikes, slowdowns, work stoppages, lockouts, labor grievances, unfair labor practice complaints or other labor dispute, or, to the Knowledge of Sellers, threats of such activities, by any Labor Union or any Eligible Employees.

(b)           Except as set forth on Section 4.12(b) of the Seller Disclosure Letter, there are no complaints, charges or claims against any of the Sellers pending or, to the Knowledge of Sellers, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Sellers, of any Eligible Employee.  Each of the Sellers is in compliance with all Laws relating to labor and employment, including all such Laws relating to wages, hours, overtime, “mass layoffs” or “plant closings”, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.  Since January 1, 2004, there have not been any plant closings, mass layoffs or other similar terminations of Eligible Employees that would create any obligations upon or liability of any of Sellers or any of their respective Affiliates under the WARN Act requiring notice in connection with plant closings, mass layoffs or other similar terminations of employment.

4.13         Intellectual Property.

(a)           Section 4.13(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all Intellectual Property that is the subject of an issuance or registration or an application for issuance or registration that is owned by any of the Acquired Entities (“Registered IP”).  For each such item of Registered IP, Section 4.13(a) of the Seller Disclosure Letter lists (i) the record owner of such item, (ii) the jurisdiction in which such item has been issued or registered or in which such application has been filed and (iii) the date and number of such issuance, registration or application.  Except as set forth on Section 4.13(a) of the Seller Disclosure Letter, to the Sellers’ Knowledge, (A) there are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Registered IP and no filings or fees due to be submitted or paid with respect to any Registered IP within ninety (90) days after the date of this Agreement and (B) no material Registered IP has lapsed or been cancelled or expired other than in the reasonable business judgment of the Acquired Entities in the ordinary course of business.

(b)           Except as set forth on Section 4.13(b) of the Seller Disclosure Letter or as has not had and would not have a Material Adverse Effect, (i) the Acquired Entities exclusively own all right, title and interest in all Business IP and Business Technology, and otherwise control or have the right to use, practice and otherwise exploit, all other Intellectual Property and Technology as the same is used, practiced and otherwise exploited in the Business as currently conducted (including in connection with services provided by the Acquired Entities to third parties), free of all Liens, (ii) no Action or Ruling is pending or is threatened against any of the Acquired Entities or CMS by any Person in writing with respect to any Business IP or Business Technology (including the validity or enforceability thereof or the ownership or use thereof by any of the Acquired Entities) or that alleges that the conduct of the Business or any Business IP or Business Technology or any other Intellectual Property or Technology used by any of the Acquired Entities (or the use, practice or other exploitation thereof) infringes or misappropriates or violates (“Infringes”) the Intellectual Property rights of any Person, and none of the Acquired Entities is subject to any outstanding Ruling involving any Intellectual Property or Technology that relates to the Business, (iii) to Sellers’ Knowledge, all of the Registered IP (excluding any applications included in the Registered IP) is enforceable, and Sellers are not aware of any facts that would limit or impair the validity of any of the Registered IP,  (iv) to the Sellers’ Knowledge, neither the conduct of the Business nor the use, practice or other exploitation of any Business IP or Business Technology Infringes the Intellectual Property rights of any Person, (v) to Sellers’ Knowledge, none of the Business IP is being Infringed by any Person and (vi) no Action is pending or threatened in writing by any of the Acquired Entities against any Person alleging that any Person is Infringing any Business IP or Business Technology.

(c)           The Business IP and Business Technology owned by the Acquired Entities and any Intellectual Property or Technology licensed to any of the Acquired Entities pursuant to the Material Contracts, together with the Intellectual Property and Technology to be made available to Buyer or its Subsidiaries by CMS pursuant to the Transition Services Agreement, include all of the Intellectual Property and Technology that is used in, and is sufficient to enable, the conduct by the Acquired Entities of the Business as currently conducted.  To Sellers’ Knowledge, the only Intellectual Property and Technology to be made available to Buyer or its Subsidiaries by CMS pursuant to the Transition Services Agreement will be provided pursuant to licenses from third parties that are identified in a schedule to the Transition Services Agreement.

(d)           Each of the Acquired Entities has taken commercially reasonable measures to protect the confidentiality of all trade secrets, personal identifiable information and other confidential and proprietary information of the Acquired Entities or any Person to whom any of the Acquired Entities has a confidentiality obligation.  To the Sellers’ Knowledge, (i) to the extent that any Business IP or Business Technology has been developed or created by an employee, consultant, independent contractor or third party on behalf of or for the Acquired Entities, the Acquired Entities have obtained ownership of such Business IP or Business Technology created by such employee, consultant, independent contractor or third party; and (ii) no employee, consultant or independent contractor of any of the Acquired Entities is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by such Acquired Entity, in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(e)                                  Except with respect to (i) licenses of Off-the-Shelf Software or (ii) any payments required of any of the Acquired Entities under any Material Contract, none of the Acquired Entities is required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Intellectual Property or Technology in the conduct of the Business as currently conducted.

(f)                                    To the Sellers’ Knowledge, the consummation of the Transactions will not result in the loss or impairment of the right of Buyer or any of the Acquired Entities to own or use any Business IP or Business Technology, except as would not have a Material Adverse Effect.  Except as would not have a Material Adverse Effect or as disclosed on Section 4.13(f) of the Seller Disclosure Letter, neither this Agreement nor any of the Transactions will result in the grant by any of the Acquired Entities of any ownership interest, right, license or protection from any Action with respect to any Business IP or Business Technology.

(g)                                 Except as set forth in Section 4.13(g) of the Seller Disclosure Letter, the Acquired Entities have established privacy compliance policies.  To the Knowledge of Sellers, each of the Acquired Entities has complied and is complying in all material respects, as applicable at the relevant time, with (i) such policies and (ii) any Laws regarding social security numbers.

(h)                                 Except as would not have a Material Adverse Effect, during the previous two (2) years, there has been no unscheduled downtime or disruption with respect to the information technology systems owned, leased or licensed by the Acquired Entities that resulted in the Acquired Entities being unable to perform services on behalf of its clients.  To Sellers’ Knowledge, during the previous eighteen (18) months, there has been no material unauthorized access to any such information technology systems or any confidential or proprietary information stored thereon.

(i)                                     Section 4.13(i) of the Seller Disclosure Letter sets forth a complete and accurate list of all Software developed by or for any of the Acquired Entities, which is owned by an Acquired Entity (“Business Software”).

(j)                                     None of the Acquired Entities has licensed or provided to any Person (other than any employee, consultant or independent contractor of the Acquired Entities) any source code for any Business Software.  No Business Software has been combined, incorporated or embedded with any open source or public library code that is licensed under any terms that impose a requirement or condition that would require that any source code for such proprietary Business Software (i) be disclosed or distributed in source code form to a third party or (ii) be redistributed at no charge.

4.14                           Material Contracts.

(a)                                  Set forth in Section 4.14(a) of the Seller Disclosure Letter is a list of each Contract of the following types or having the following terms to which any of the Acquired Entities is a party as of the date hereof:

(i)                                    a Contract that purports to limit, curtail or restrict the ability of the Acquired Entities or any of its future Subsidiaries or Affiliates to compete in any geographic area or line of business or restricts the Persons to whom the Acquired Entities or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii)                                 a partnership or joint venture agreement;

(iii)                             a Contract for the acquisition, sale or lease of properties or assets outside the ordinary course of business (by merger, purchase or sale of stock or assets or otherwise) entered into since December 31, 2006, and which provides for aggregate consideration in excess of $175,000 annually;

(iv)                             a Contract with any Governmental Authority which provides for aggregate consideration in excess of $175,000 annually;

(v)                                 an agreement relating to the transfer or voting of, or providing for registration rights with respect to the Shares;

(vi)                             a mortgage, pledge, security agreement, deed of trust, hypothecation, or other Contract granting a Lien on any property or assets of the Acquired Entities, other than Permitted Liens;

(vii)                         a customer or client Contract involving revenue or potential revenue in excess of $175,000 annually;

(viii)                      a Contract (other than customer or client) that involves consideration of greater than $175,000 annually;

(ix)                              a collective bargaining agreement;

(x)                                 a “standstill” or similar agreement;

(xi)                              a Contract providing for severance, retention, change in control or similar payments;

(xii)                           a Contract for the employment of any individual on a full-time, part-time or consulting or other basis;

(xiii)                       any lease for real property;

(xiv)                         any license or royalty Contract with respect to Business IP or Business Technology, other than licenses for Off-the-Shelf Software; and

(xv)                            commitments or agreements to enter into any of the foregoing.

(b)                                 Each of the Contracts and other documents required to be listed on Section 4.14(a) of the Seller Disclosure Letter, together with any and all other Contracts of such type entered into in accordance with Section 6.1 is a “Material Contract.”  The Sellers have heretofore made available to Buyer correct and complete copies of each Material Contract (subject to the applicable provisions of the Confidentiality Agreement) in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c)                                  Except for Material Contracts that terminate in accordance with their terms between the date hereof and Closing, each of the Material Contracts is valid, binding and in full force and effect and, to the Knowledge of Sellers, is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Except as separately identified in Section 4.14(c) of the Seller Disclosure Letter, no approval, consent or waiver of or notice to any Person is needed in order that any Material Contract continue in full force and effect without any changes in terms following the consummation of the Transactions.  The Acquired Entities are not in default under any Material Contract nor, to the Knowledge of the Sellers, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by any of the Acquired Entities.  To the Knowledge of Sellers, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.  Except for Material Contracts, the termination of which would result in potential Losses aggregating less than $650,000, the Sellers have not received any written notice of termination or cancellation under any Material Contract or, to Sellers’ Knowledge, received any written notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(d)                                 Section 4.14(d) of the Seller Disclosure Letter sets forth an accurate and complete list of all Material Contracts between any Acquired Entity and their respective customers or clients which either give rise to a right of termination by, or require notice to, any such customer or client as a result of the Transactions (e.g., as a result of change in control provisions) (the “Change In Control Customer Contracts”).  Since December 31, 2008 to the date hereof, no customer or client identified on Section 4.14(d) of the Seller Disclosure Letter has terminated its relationship with an Acquired Entity or materially reduced or changed the pricing or other material terms of its business with such Acquired Entity and no such customer or client has notified Sellers in writing or, to the Knowledge of Sellers, otherwise informed Sellers that it intends to terminate or materially reduce or change the pricing or other material terms.

(e)                                  Except as set forth in Section 4.14(e) of the Seller Disclosure Letter, each of the Acquired Entities, as applicable, has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material Contract in the last or the current fiscal year.  Except as set forth in Section 4.14(e) of the Seller Disclosure Letter, none of the Acquired Entities, as applicable, is required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, nor is it subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.

4.15                           Insurance.  Section 4.15 of the Seller Disclosure Letter sets forth an accurate and complete list (including the carrier of such policies and the amount of the coverage thereunder) of all material worker’s compensation, automobile, terrorism, earthquake, flood, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty and other material insurance maintained by Coventry or any of its Subsidiaries with respect to the Business, the Acquired Assets, the properties and assets of the Acquired Entities or the Eligible Employees and any written notice from any insurance company relating to a reservation of rights under any policy under which a claim has been made (collectively, the “Policies”).  The Policies provide coverage for the operations conducted with respect to the Business, the Acquired Assets, the properties and assets of the Acquired Entities of a scope and coverage consistent with customary practice in the industries in which the Acquired Entities operate.  Except for Policies that have been, or are scheduled to be, terminated in the ordinary course of business and in accordance with the terms thereof, each of the insurance policies set forth in Section 4.15 of the Seller Disclosure Letter is in full force and effect.  To the Knowledge of Sellers, none of the Acquired Entities is in breach or default, and none of the Acquired Entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No written notice of cancellation or termination has been received by the Sellers with respect to any of the Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

4.16                           Payments to Employees.  Except as otherwise provided for in or contemplated by this Agreement or the other Transaction Agreements, or as set forth on Section 4.16 of the Seller Disclosure Letter, no Employee Plan of Coventry or its Subsidiaries, and no other contractual arrangements between Coventry or any of its Subsidiaries and any third party, exist that will, as a result of the Transactions, (i) result in the payment (or increase of any payment) by Coventry or any of its Subsidiaries to any current, former or future director, officer, employee or consultant of CMS or any of the Acquired Entities of any money or other property or rights or (ii) accelerate or provide any other rights to benefits to any such individual, whether or not (A) such payment, increase, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (B) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.17                           Permits.  Section 4.17 of the Seller Disclosure Letter contains a true and complete list of each material Permit (other than Permits referred to in Section 4.9) that is owned, held or possessed by any of the Acquired Entities or that otherwise relates to the Acquired Assets (“FHS Material Permits”).  Each of the Acquired Entities is, and has been in compliance in all material respects with the terms of the applicable FHS Material Permit.  The FHS Material Permits collectively constitute all of the material licenses necessary to permit the Acquired Entities to lawfully conduct the Business and to permit the Acquired Entities to own, use, operate and maintain the properties and assets of the Acquired Entities in substantially the same manner in which they currently own and use such properties and assets.  Each of the FHS Material Permits is current and valid and, except as set forth on Section 4.17 of the Seller Disclosure Letter, Sellers have no Knowledge of any actual or proposed revocation, withdrawal, suspension, cancellation or termination of, or modification to, any FHS Material Permits.   The consummation of the Transactions, in and of themselves, will not cause the revocation or cancellation of any FHS Material Permit.

4.18                           Brokers or Finders.  Except as previously disclosed to Buyer, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Coventry or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, the Sellers or any of their respective Subsidiaries in connection with any of the Transactions.

4.19                           Related Party Transactions.  Except as set forth on Section 4.19 of the Seller Disclosure Letter, no key employee, officer, manager, director, stockholder, partner or member of the Acquired Entities, or, to the Knowledge of Sellers, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Coventry or any of its Subsidiaries nor, except for salary, wages and other amounts payable to or for the benefit of the employees pursuant to any Employee Plan, does Coventry or any of its Subsidiaries owe any amount to, or has Coventry or any of its Subsidiaries made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, (ii) except for the relationship set forth above, is involved in any business arrangement or other relationship with Coventry or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Coventry or any of its Subsidiaries, (iv) to Sellers’ Knowledge, has any claim or cause of action against Coventry or any of its Subsidiaries or (v), to Sellers’ Knowledge, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Coventry or any Subsidiary.

4.20                           Banks; Power of Attorney.  Section 4.20 of the Seller Disclosure Letter contains a complete and correct list of the names and locations of all banks in which the Acquired Entities have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 4.20 or Section 4.10(c) of the Seller Disclosure Letter, no person holds a power of attorney to act on behalf of any of the Acquired Entities.

4.21                           Certain Payments.  None of the Acquired Entities, nor, to the Knowledge of the Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Acquired Entities, (ii) to pay for favorable treatment for business secured by the Acquired Entities, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Entities, or (iv) in violation of any Law.

4.22                           Health Care Regulatory Compliance.

(a)                                  No Litigation Relating to Licensing Matters.  None of the Acquired Entities is involved in any Action and to Sellers’ Knowledge, none of the Acquired Entities are involved in any investigation, by or with any Governmental Authority relating to any Healthcare Permit required, or alleged by such Governmental Authority to be required, for the operation of its business which, if determined or resolved adversely, would prevent it from doing business with any Governmental Authority or any Person regulated by a Governmental Authority or have an adverse impact on the ability of the Acquired Entities to conduct Business, other than any local licensing matter that is incidental in nature.

(b)                                 Fraud and Abuse.  The Acquired Entities and, to the Knowledge of the Sellers, their respective officers, managers, directors, employees and shareholders, have not knowingly engaged in any activities that are prohibited under 42 U.S. Code Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or similar or related state or local statutes or regulations.

(c)                                  Compliance with Healthcare Laws.  Except as set forth in Section 4.22(c), of the Seller Disclosure Letter, and without limiting the generality of any other representation or warranty made by the Sellers’ herein, the Acquired Entities are conducting and have conducted their business and operations in compliance with, and none of the Acquired Entities nor any of their respective officers, managers, directors, employees or shareholders have engaged in any activities that would constitute a violation of, any applicable Healthcare Law (including, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, Food, Drug and Cosmetic Act and any state Pharmacy Practice Acts).  Except as set forth in Section 4.22(c) of the Seller Disclosure Letter:

(i)                                  none of the Acquired Entities has received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws;

(ii)                              to the Knowledge of Sellers, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against any of the Acquired Entities;

(iii)                          to the extent required by any Healthcare Laws, any remuneration exchanged between the Acquired Entities and their customers, suppliers, contractors, consultants or other entities with which they have a business relationship has at all times been commercially reasonable, negotiated at arms-length and represents the fair market value for rendered services; and

(iv)                            the Acquired Entities are not relying on any exemption from or deferral of any Healthcare Law that would not be available after the Closing.

(d)                                 Third-Party Payors.  Except as disclosed in Section 4.22(d) of the Seller Disclosure Letter, the Acquired Entities have no outstanding overpayments or refunds due to Government Programs in excess of $10,000.  The Acquired Entities have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due to Government Programs other than any refund, overpayment, discount or adjustment that occurs in the ordinary course of business.  None of the Acquired Entities have received any notice indicating that it is excluded or suspended from participation in a Government Program.

(e)                                  HIPAA Compliance.  The Acquired Entities are in all material respects in compliance, to the extent currently applicable, with the provisions of the HIPAA, as amended by ARRA, and all regulations promulgated pursuant to HIPAA, including the Transaction Code Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

(f)                                    Prescription Drug Purchases.  The purchase of prescription drugs and related items by the Acquired Entities has at all times been conducted pursuant to the proper classification of the identity and status of the purchaser of such prescription drugs and/or related items and in accordance with all applicable Healthcare Laws and Contracts.

(g)                                 Status of Persons.  Neither the Acquired Entities nor, to the Knowledge of Sellers, their respective officers, managers or directors:  (1) has been convicted of or charged with any violation of any Law related to any Governmental Program; (2) has been convicted of, charged with, or received a notice of being investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (3) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Government Program or has been convicted of violating any Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(h)                                 Manufacturer Discounts and Rebates.  The Acquired Entities have properly documented, accounted for and disclosed to its customers all manufacturer discounts, rebates, incentive payments, administrative fees and remuneration from pharmaceutical manufacturers and is in material compliance with Healthcare Laws (including without limitation the provisions of ERISA), and policies and contractual requirements of manufacturers and health plans regarding such manufacturer discounts, rebates, incentive payments, administrative fees and remuneration.

4.23                           Customers and Suppliers.  Section 4.23 of the Seller Disclosure Letter sets forth a list of the client or customers of the Acquired Entities that were among the top 10 clients or customers and of the suppliers to the Acquired Entities that were among the top 10 suppliers and the approximate total purchases by the Acquired Entities from each such supplier, in each case during the fiscal year ended December 31, 2008 and, separately, during the current fiscal year through March 31, 2009.  Since December 31, 2008 to the date hereof, no customer or supplier listed on Section 4.23 of the Seller Disclosure Letter has terminated its relationship with the Acquired Entities, as applicable, or reduced or changed the pricing or other material terms of its business and, to the Knowledge of Sellers, no customer or supplier listed on Section 4.23 of the Seller Disclosure Letter has notified any of the Acquired Entities in writing that it intends to terminate or materially reduce or change the pricing or other material terms.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter delivered by Buyer simultaneously with the execution of this Agreement, it being understood and agreed that each item in a particular section of the Buyer Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, Buyer represents and warrants to Sellers as follows:

5.1                                 Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.2                                 Corporate Authority; No Violation, Etc.  Buyer has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is to be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and each such other Transaction Agreement to which it is to be a party and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by

Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against each such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.  As of the Closing, each other Transaction Agreement to which Buyer is to be a party will have been duly executed and delivered by such Person and will constitute a legal, valid and binding agreement of such Person, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  None of the execution and delivery by Buyer of this Agreement or any other Transaction Agreement to which it is or will be a party, the consummation by Buyer of the Transactions or the compliance by Buyer with any of the provisions hereof or thereof (a) violates or conflicts with any provisions of Buyer’s certificate of incorporation or bylaws, (b) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person (except for (i) filings required under any applicable Antitrust Laws, (ii) Permits as may be required under, and other applicable requirements of, state securities laws, and (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Transactions), (c) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material Contract of Buyer or any of its Subsidiaries (including Buyer), (d) results in the creation of a Lien on any of assets or properties of Buyer or any of its Subsidiaries or (e) violates or conflicts with any Ruling or Law applicable to Buyer or any of its Subsidiaries or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (b), (c), (d) and (e) above as has not had and would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.3                                 Actions; Litigation.  No Action against Buyer, any of its Subsidiaries or their respective businesses or properties is pending or, to Buyer’s Knowledge, threatened, that has had, or could reasonably be expected to have, a Buyer Material Adverse Effect and there is no Ruling against Buyer, any of its Subsidiaries or their respective businesses or properties that has had, or could reasonably be expected to have, a Buyer Material Adverse Effect.

5.4                                 Solvency.  Assuming the representations and warranties of the Sellers contained in this Agreement are true in all material respects, at and immediately after the Closing, and after giving effect to the Transactions, Buyer will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay the liability on its debts as they become absolute and matured), will have adequate capital with which to engage in its business and will not have incurred and do not immediately plan to incur debts beyond their ability to pay as they become absolute and matured.

5.5                                 Financing.  Buyer has available sufficient cash in immediately available funds to make the payments contemplated by Section 2.4, Section 3.2(d) and Section 3.2(e) and has provided Sellers evidence of such.

5.6                                 Purchase for Own Account; Accredited Investor.

(a)                                  Buyer is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to the public resale or distribution of such securities within the meaning of the Securities Act, and has no present intention of selling, granting any participation in, or otherwise distributing the same, and has not been formed for the specific purpose of acquiring the Shares. Buyer is an “accredited investor” within the meaning of SEC Rule 501 promulgated under Regulation D, as presently in effect.

(b)                                 Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law or other applicable Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to states securities laws and regulations as applicable.

5.7                                 [Reserved]

5.8                                 Brokers or Finders.  Except as previously disclosed to Seller, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Buyer, its Subsidiaries or any of their respective directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Buyer or any of its Subsidiaries in connection with any of the Transactions.

ARTICLE 6

COVENANTS

6.1                                 Conduct of the Business in the Ordinary Course Pending the Closing.  Following the date of this Agreement and prior to the earlier of the Closing Date or the Termination Date, except (i) as specifically contemplated or permitted by this Agreement or the other Transaction Agreements, (ii) as described in Section 6.1 of the Seller Disclosure Letter, and (iii) to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld:

(a)                                  Ordinary Course.  Coventry shall cause the Acquired Entities to conduct the Business, and to not take any action except in the ordinary course of business and to use all commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain FHS Material Permits, (iii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iv) keep available the services of their key employees, (v) preserve their relationships with customers, suppliers and others having business dealings with them in such a manner that their goodwill and the Business are not impaired as of the Closing, (vi) keep in full force and effect all Policies, (vii) maintain the Acquired Assets and all of the assets and properties of, or used by, the Acquired Entities in their current condition, ordinary wear and tear excepted, (viii) maintain the books, accounts and records of the Acquired Entities, (ix) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (x) comply with all contractual and other obligations of the Acquired Entities.

(b)                                 Acquisitions.  Coventry will not permit the Acquired Entities to, in a single transaction or a series of related transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(c)                                  Dispositions.  Except as otherwise provided for in this Agreement, Coventry shall not permit the Acquired Entities to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of their assets, other than dispositions in the ordinary course of business; provided, however, that no such dispositions in the ordinary course of business that, individually, has a sale price in excess of $50,000, or in the aggregate, has a sale price in excess of $50,000 shall be made without reasonable prior notice to Buyer and shall not be made without Buyer’s consent (which shall not be unreasonably withheld or delayed); provided, further, that in any event, Coventry shall not permit the Sellers to consummate or agree to consummate any such transaction with respect to the Shares.

(d)                                 Capital Stock.  Coventry shall not permit the Acquired Entities to issue, sell, pledge, dispose or encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any units, voting securities or equity interests or any securities convertible into or exercisable or exchangeable for units, voting securities or equity interests.

(e)                                  Employee Arrangements.  Except (1) as required pursuant to any collective bargaining agreements or Contract in effect as of the date hereof and listed on Section 6.1(e) of the Seller Disclosure Letter, (2) as contemplated by this Agreement or the other Transaction Agreements or (3) as required by applicable Laws, Coventry shall not permit CMS or any of the Acquired Entities to:

(i)                                     grant any increases in the compensation of any of the Eligible Employees, except in the ordinary course of business consistent with past practice;

(ii)                                  pay or agree to pay to any of the Eligible Employees any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof;

(iii)                             enter into any new, or amend any existing, employment, severance or termination agreement or like arrangement with any of the Eligible Employees; or

(iv)                              become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any Eligible Employees or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof, except in each case as would not result in a material increase in the annual aggregate cost (based on CMS’ and the Acquired Entities’ historical annual aggregate cost) of maintaining such collective bargaining agreement, pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, trust, fund, policy or arrangement for the benefit of the Eligible Employees or as otherwise required by applicable Law.

(f)                                    Accounting Methods.  Coventry shall not permit any of the Acquired Entities to make any change in their respective financial accounting methods or procedures in effect at December 31, 2008 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Coventry’s independent auditors, or (ii) as required by changes in the standards promulgated by the Public Company Accounting Oversight Board, as concurred with by Coventry’s independent auditors.

(g)                                 Tax Matters.  Coventry shall not permit the Acquired Entities to, other than in the ordinary course of business and consistent with past practice, make any material Tax election or enter into any settlement or compromise of any material Tax liability.  Coventry shall cause the Acquired Entities to, consistent with past practice, continue to file Tax Returns relating to the Business which are required to be filed (taking into account any relevant extension periods) prior to the Closing and shall pay, to the extent required, the Taxes with respect to such Tax Returns.

(h)                                 Intellectual Property.  Coventry shall not permit any of the Acquired Entities to sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any interest in Business IP, except for non-exclusive licenses granted by any of the Acquired Entities in the ordinary course of business.

(i)                                     No Liquidation or Dissolution.  Coventry shall not permit the Acquired Entities to adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions.

(j)                                     Governing Documents.  Coventry shall not permit any of the Acquired Entities to amend or propose to amend or otherwise change its certificate of incorporation or formation or bylaws or other similar governing document.

(k)                                  Indebtedness.  Coventry shall not permit any of the Acquired Entities to incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Entities.

(l)                                     Capital Expenditure.  Coventry shall not permit any of the Acquired Entities to make any capital expenditures, except in the ordinary course of business and in an amount not in excess of $100,000 in the aggregate for the Acquired Entities taken as a whole.

(m)                               Material Contracts.  Coventry shall not permit any of the Acquired Entities to (i) terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any customer or client Contract, or, other than in the ordinary course of business, any other Contract that is material to the Business or the assets and properties of the Acquired Entities, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Acquired Entities, or any existing or future Subsidiary or Affiliate of the Acquired Entities from engaging in any line of business or in any geographic area or that purports to restrict the Persons to whom the Acquired Entities or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (iii) enter into any Contract, that would be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions, or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Buyer).

(n)                                 Litigation.  Coventry shall not permit any of the Acquired Entities to settle or compromise any litigation, proceeding or investigation or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000.

(o)                                 Liens.  Coventry shall not subject to any Lien or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, the Acquired Assets or any of the properties or assets (whether tangible or intangible) of the Acquired Entities.

(p)                                 Material Changes.  Coventry shall not introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of products and services.

(q)                                 Guarantees and Letters of Credit.  No Guarantees or Letters of Credit shall be issued without Buyer’s consent (which shall not be unreasonably withheld or delayed).

(r)                                    Distributions.  Coventry shall not, and shall cause the Acquired Entities not to (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, any of the Acquired Entities; (ii) repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Acquired Entities; or (iii) otherwise transfer Cash to any member of the Coventry Group.

(s)                                  No Agreements.  Coventry shall not permit any of the Acquired Entities to agree, in writing or otherwise, to take any of the foregoing actions, or take any action which would (i) cause any of the representations or warranties of the Sellers set forth in this Agreement to be untrue in any material respect or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Closing set forth in this Agreement.

For purposes of Coventry seeking to obtain the consent of Buyer where required by any of the foregoing provisions of this Section, Buyer shall designate one person, who shall initially be Prakash Patel, as the individual authorized to provide the Sellers with any such consent.

6.2                                 Access to Information Pre-Closing.  From and after the date hereof until the earlier to occur of the Closing Date and the Termination Date, Sellers shall afford to Buyer and its Affiliates and each of their respective representatives (including accountants, consultants, and counsel) full access, in each case, during normal business hours throughout the period prior to the Closing, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all properties and facilities, books, financial information, contracts, commitments and records of the Business (including Tax Returns of the Acquired Entities, but excluding Tax Returns of a Consolidated Group) and, during such period, shall furnish promptly such other information concerning the Business, properties and personnel of Sellers as Buyer shall reasonably request, together with the opportunity to discuss the Business with such members of senior management, officers, directors, and accountants for Coventry as Buyer and its representatives may reasonably request.  All discussions with members of management, officers, directors, and accountants for Coventry shall be coordinated in advance with Mike Burgoyne and Coventry shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Buyer or its Affiliates or any of their respective representatives to the extent that such information is subject to an attorney/client or attorney work product privilege.  All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.  Notwithstanding the foregoing, no Party shall be required to supply any information to any other Party pursuant to this Section 6.2 if, in the opinion of antitrust counsel to such Party, the sharing of such information might violate applicable Antitrust Laws.

6.3                                 Access to Information Post-Closing.  Subject to any retention requirements relating to the preservation of Tax records, Coventry and Buyer agree that each of them shall (and shall cause the Acquired Entities to) preserve and keep the records held by them relating to the Business for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers, Coventry, the Subsidiaries or Buyer or any of their Affiliates or in order to enable the Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Coventry or Buyer wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

6.4                                 Notification of Certain Matters.

(a)                                  Coventry shall give written notice to Buyer as promptly as reasonably practical upon becoming aware of:  (i) the occurrence, or failure to occur, of any event, change, condition, or circumstance that would cause any representation or warranty of Sellers contained in this Agreement or in any other Transaction Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (ii) the failure of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with by it hereunder, (iii) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (iv) any written notice or other written communication from any Governmental Authority in connection with the Transactions and (v) the institution of or the threat of institution of any Action related to this Agreement or the Transactions, provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not (x) cure any breach of any representation of warranty by Sellers or any non-compliance by Sellers with any other provision contained in this Agreement or (y) limit the remedies available to Buyer.

(b)                                 Buyer shall give to Coventry prompt written notice of:  (i) the occurrence, or failure to occur, of any event, change, condition or circumstance of which Buyer has Knowledge that would cause any representation or warranty of Buyer contained in this Agreement or in any other Transaction Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (ii) the failure of Buyer to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (iii) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (iv) any written notice or other written communication from any Governmental Authority in connection with the Transactions, and (v) the institution of or the threat of institution of any Action or investigation related to this Agreement or the Transactions, provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not (x) cure any breach of any representation of warranty by Buyer or any non-compliance by Buyer with any other provision contained in this Agreement or (y) limit the remedies available to Seller under this Agreement.

6.5                                 Governmental Consents.

(a)                                  Subject to Coventry’s and Buyer’s additional obligations under paragraphs (b) and (c) below, Coventry and Buyer will cooperate and use its commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the Transactions.  Buyer shall be responsible for and shall pay all fees associated with such registrations, filings, applications, notices, transfers, approvals, orders, qualifications and waivers, including all fees payable in connection with the HSR Filing (as defined below).

(b)                                 Coventry and Buyer shall duly file with the FTC and the Antitrust Division the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated hereby no later than the tenth Business Day following the date hereof.  The HSR Filing shall be in substantial compliance with the requirements of the HSR Act.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, use its reasonable best efforts to certify as soon as practicable their substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act.  Each of Buyer and Coventry shall as promptly as practicable comply with the Laws of any other Governmental Authority that are applicable to any of the Transactions and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with such Governmental Authority is necessary, but in no event shall either Coventry or Buyer make any necessary initial filings, notifications, reports, registrations or declarations with any such Governmental Authority or take any initial action required by such Governmental Authority later than the tenth Business Day following the date hereof.  Buyer and Coventry shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing.  Buyer and Coventry shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the Transactions.  Buyer and Coventry shall furnish to each other copies of all filings made by Buyer and Coventry, as applicable, with any Governmental Authority or any other information supplied by Buyer or Coventry, as applicable, to a Governmental Authority in connection with this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Acquired Assets or the Shares and (ii) as necessary to comply with applicable Law or contractual arrangements.

(c)                                  Consistent with Section 6.5(a), each of Buyer and Coventry agrees that it will, if necessary to enable Coventry and Buyer to consummate the Transactions, use its commercially reasonable efforts to defend against any Action challenging this Agreement or the consummation of the Transactions under the Antitrust Laws, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable and by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Buyer and Coventry decide that litigation is not in their respective best interests.

6.6                                 Consents and Third Party Notices.

(a)                                  After the date hereof and prior to the Closing, Coventry shall use its commercially reasonable efforts, to obtain at the earliest practicable date the Consents (except for such matters covered by Section 6.5), in form and substance reasonably satisfactory to Buyer, that is required to be obtained by the Acquired Entities in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements, and the Transactions.

(b)                                 The Sellers shall, prior to the Closing Date, (i) notify each third party to the Change In Control Customer Contracts listed on Section 4.14(d) of the Seller Disclosure Letter of the Transactions and (ii) request a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

6.7                                 Reasonable Efforts; Further Assurances.

(a)                                  Subject to Section 6.5 and Section 6.6, which shall govern the subject matter thereof, prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cooperate with each other and shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Law) to consummate the Transactions as promptly as practicable.  In addition, no Party shall take any action after the date of this Agreement with the intent of materially delaying the obtaining of, or not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b)                                 At and after the Closing, each of the Parties hereto agrees to use its reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably requested of it by another Party and are necessary or appropriate, in the reasonable opinion of counsel for Coventry and Buyer, to effectuate the provisions of this Agreement.  Without limiting the generality of the foregoing, (i) Sellers shall, upon reasonable request of Buyer, execute and deliver such instruments of assignment or transfer, and such related notices, as may be or become necessary to effectuate or perfect the transfer of any Acquired Asset to Buyer or a Subsidiary of Buyer and (ii) take reasonable actions necessary to cause any telephone numbers that have been made available to customers or clients for use in the conduct of the Business to become available to Buyer or a Subsidiary of Buyer for such use.  In addition, in the event it is determined that any Intellectual Property or Technology that has been used primarily in the conduct of the Business in the ordinary course is not owned by an Acquired Entity but such Intellectual Property or Technology is owned by the Coventry Group, the Sellers will take all reasonable actions necessary to grant to Buyer a perpetual, royalty-free, fully paid-up, non-exclusive, worldwide, license to use internally such Intellectual Property or Technology for use in the conduct of the Business.

6.8                                 Investigation and Agreement; No Other Representations or Warranties.

(a)                                  Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Assets and the Business, and Buyer has been furnished with or given full access to such information about the Acquired Assets and the Business as they requested.  In connection with Buyer’s investigation of the Acquired Assets and the Business, Buyer and its representatives have received from the Sellers, or their respective representatives, certain projections and other forecasts for the Business and certain estimates, plans and budget information.  Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Buyer is familiar with such uncertainties, and (iii) Buyer will not (and will cause all of its respective Subsidiaries and other Affiliates and all other Persons acting on their behalf to not) assert any claim or cause of action against Coventry or any of its Subsidiaries or any of their direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect to actual results differing from the information reflecting such projections, forecasts, estimates, plans and budgets, or hold any such other Person liable with respect thereto.

(b)                                 Buyer agrees that, except for the representations and warranties made by Sellers that are expressly set forth in Article IV of this Agreement, neither Sellers nor any of their respective Affiliates has made and shall not be deemed to have made to Buyer, or to any of its respective representatives, any representation or warranty of any kind.

6.9                                 Indebtedness.  Coventry shall, and shall cause the Acquired Entities to, immediately before the Closing, repay any FHS Outstanding Indebtedness (or, earlier before the Closing do so in whole or in part, consistent with the operation of the business in the ordinary course) except for Permitted Liens.  In addition, Coventry shall make arrangements such that, at the Closing, all expenses of the Acquired Entities relating to the Transactions, including any investment banking or broker fees and expenses and any legal expenses and filing fees, that have not already been paid shall be paid in full so that the Acquired Entities shall have no liability therefor.

6.10                           Release of Guarantees and Letters of Credit.  Set forth in Section 6.10 of the Seller Disclosure Letter is a list of the Guarantees and Letters of Credit.  The Parties shall cooperate and use their reasonable best efforts to (i) obtain the release, effective as of the Closing Date, of each and every member of the Coventry Group that is a party to or bound by the Guarantees and Letters of Credit, and (ii) cause to be issued, as promptly as practicable after the Closing Date, letters of credit, bankers’ acceptances and similar facilities on Buyer’s account, to replace the Letters of Credit.  In the event any of the Guarantees or Letters of Credit are not released at the Closing, Buyer agrees to indemnify and hold each member of the Coventry Group that is a party to each such Guarantee or Letter of Credit harmless for any and all payments required to be made under such Guarantee or Letter of Credit by such members of the Coventry Group following the Closing until it is released for events that occur following the Closing.

6.11                           Termination of Intercompany Agreements.  Except as provided in Section 6.11 of the Seller Disclosure Letter, effective as of the Closing and without any further action on the part of the Parties hereto, (a) all Intercompany Agreements shall terminate and be of no further force or effect and all parties shall be released from all obligations thereunder, (b) all Intercompany Payables shall terminate, all related notes shall be cancelled and all FHS Outstanding Indebtedness thereunder shall be released and forgiven, and (c) all Intercompany Receivables shall terminate and be of no further force or effect and all outstanding obligations thereunder shall be released and forgiven.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.  Notwithstanding anything to the contrary herein, the provisions of this Section 6.11 shall not apply to this Agreement and the other Transaction Agreements.

6.12                           Post-closing Indemnification of Directors and Officers.  During the period of time beginning on the Closing Date and continuing until the date that is two (2) years after the Closing Date, Buyer shall not, and shall cause the Acquired Entitles not to, amend the provisions of the CMS Group Charter Documents relating to the indemnification of directors and officers and advancement of expenses (the “D&O Obligations”) in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof an officer or director of any of the Acquired Entities.  The D&O Obligations of the Acquired Entities shall continue during such period, provided, however, that any Loss incurred on account thereof shall be a Buyer Indemnifiable Loss pursuant to Article XII.

6.13                           Audited Financial Statements.  If Buyer reasonably determines that Audited Financial Statements (as defined below) are required in order to comply with its reporting obligations relating to the Transaction arising under SEC Form 8-K, then at Buyer’s request, Coventry shall promptly (in no event later than fifty (50) days following the later of the Closing or such request) cause (i) an audit in accordance with U.S. generally accepted auditing standards to be conducted by its regular independent auditor of a combined balance sheet of the Acquired Entities and, to the extent required, the Acquired Assets as at December 31, 2008 and related combined statements of income of the Acquired Entities and, to the extent required, the Acquired Assets for the year then ended (collectively, the “Audited Financial Statements”), and (ii) deliver to Buyer the Audited Financial Statements including an unqualified audit report of Coventry’s independent auditor thereon.  The Audited Financial Statements shall be prepared in such form as shall be suitable for inclusion as an exhibit in a Form 8-K Current Report (or a Form 10-Q Quarterly Report that may be filed in lieu of Form 8-K Current Report) required to be filed by Buyer with the SEC in connection with the acquisition of the Acquired Entities and the Acquired Assets and Coventry shall cooperate with Buyer in preparing the pro forma financial statements and any unaudited interim period financial statements also required to be included as an exhibit thereto.  Coventry shall use its reasonable best efforts to obtain any necessary written consent of the auditor of the Audited Financial Statements for the inclusion of its audit report on the Audited Financial Statements in such SEC filings by Buyer for which such consent is required in order for such audit report to be included in such filing (the “Auditor’s Consent”).  The Buyer shall reimburse Coventry for all fees, costs and expenses payable by Coventry or its Affiliates to Coventry’s independent registered public accounting firm in connection with the preparation and audit of the Audited Financial Statements.

6.14                           Transaction Agreements.  At or prior to the Closing, Coventry shall execute and deliver to Buyer, and cause each of its Subsidiaries that are to be a party thereto to execute and deliver to Buyer, the Transaction Agreements to which such Person is to be a party and that have not previously been executed and delivered by it.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1                                 WARN.  Each of the Sellers shall not, and shall not permit any of its Affiliates to, at any time within the 90-day period prior to the Closing, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any state or local Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Business, including Eligible Employees, without notifying Buyer in advance and without complying with the notice requirements and all other provisions of WARN and any state or local Law.

7.2                                 Employee Matters and Employee Benefits.

(a)                                  Offers of Employment or Engagement.  On or before the Closing Date, Buyer or an Affiliate of Buyer shall, or shall cause the Acquired Entities to, immediately following the Closing Date offer employment to any Eligible Employees who were employed by CMS immediately prior to the Closing Date.  Such employment shall be at base annual salaries or hourly wage rate substantially comparable to the annual base salaries or hourly wage rate of such Eligible Employees immediately prior to the Closing Date.  Nothing contained herein shall be construed as requiring Buyer or any of its Affiliates to continue the employment of any Eligible Employees.

(b)                                 Employee Benefits.

(i)                                     Buyer shall take any and all such action as may be necessary so that, on and after the Closing Date, Eligible Employees who after the Closing are employed by Buyer or an Affiliate of Buyer (“Hired Employees”) participate, as soon as administratively feasible following the Closing Date, in the employee benefits of the Buyer or its Affiliates, to the extent permitted under the terms of such plans or applicable Law, provided, that Buyer shall have the right to designate that Hired Employees participate in one or more of Buyer’s health plans.  Nothing contained herein shall be construed as requiring Buyer or any of its Affiliates to entitle the Hired Employees to participate in all the Buyer’s employee benefit plans in existence as of the Closing Date or to continue any specific employee benefit plan for any Hired Employees.  As of the Closing Date, each Acquired Entity shall cease to be a participating company in the Employee Plans, each such Hired Employees shall cease to be eligible to participate in the Employee Plans and no further benefits shall accrue under such Employee Plans with respect to any such Hired Employees or any beneficiary of any such Hired Employees (other than any such beneficiary receiving health coverage under COBRA).  Sellers shall be responsible for any administrative costs related to the termination of the Hired Employees’ participation in the Employee Plans. All contributions accrued by the Hired Employees under the Sellers’ 401(k) plan with respect to all employer contributions, including employee deferrals, matching contributions (including any true-up contributions, if applicable), profit-sharing contributions, employer non-elective contributions, and Seller share contributions for the Hired Employees through the Closing Date, determined in accordance with the terms and provisions of the Sellers’ 401(k) plan, ERISA and the Code, and based on all service performed and compensation accrued prior to the Closing Date, shall be deposited by the Sellers to the Sellers’ 401(k) plan as soon as administratively feasible following the Closing Date.  On or after the Closing Date, Buyer shall be responsible for any costs of participation and provision of administrative services related to the Hired Employees in Buyer’s employee benefit plans.

(ii)                                  For purposes of eligibility to participate and vesting in all benefits provided by Buyer to such Hired Employees, each Hired Employee will be credited with his or her years of service with the applicable Seller or Affiliate to the same extent as such Hired Employee was entitled, before the Closing Date, to credit for such service under any corresponding Employee Plans, except for any plan subject to Title IV of ERISA or any plan, program or policy providing retiree health or life benefits, or except to the extent that it would result in a duplication of benefits.  The eligibility of any such Hired Employee to participate in any welfare benefit plan or program of Buyer shall not be subject to any exclusion for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the applicable Seller or Affiliate.  All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Buyer and its Affiliates.  Amounts paid before the Closing Date by a Hired Employee under any health plans of Sellers or their Affiliates shall, after the Closing Date, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Buyer provided as of the Closing Date to the same extent as if such amounts had been paid by such Hired Employee under such health plans of Buyer.

(iii)                             To the extent practicable, Buyer will cause Buyer’s 401(k) Plan to accept a direct rollover of, or an eligible rollover of, all or a portion of the taxable portion of a distribution of an Eligible Employee’s account balance from Sellers’ 401(k) Plan.

(iv)                              Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume, and shall be deemed not to have assumed, any liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by CMS of any current or former employees or directors of CMS on or before the Closing Date (including without limitation, wages or other compensation, and plans, agreements or arrangements providing for bonus, incentive compensation, vacation, sick days, personal days, severance benefits, or other employee benefits), (ii) workers’ compensation claims against any of the Sellers except against the Acquired Entities, irrespective of whether such claims are made prior to or after the Closing, or (iii) any Employee Plan.

(v)                                 The Parties acknowledge and agree that all payroll, payroll taxes, employer taxes and withholdings (including without limitation federal and state employee withholding taxes, employer taxes and employer and employee FICA) that are required to be paid or withheld through the Closing Date shall be paid by Sellers. Sellers shall pay all accrued but unused vacation through the Closing Date, provided, that up to a maximum of five (5) days per Hired Employee shall not be paid by Sellers and shall be included in accrued liabilities, and thus in the FHS Working Capital, to the extent that each such Hired Employee has five (5) days of accrued but unused vacation immediately prior to the Closing Date.

7.3                                 Covenants Not to Compete.

(a)                                  Except as described in Section 7.3(b), during the period of time beginning on the Closing Date and continuing until four (4) years after the Closing Date, each Seller covenants and agrees that it will not, and will cause its Affiliates and representatives (on behalf of a Seller) not to, without the prior written consent of Buyer, directly or indirectly, own, manage, engage in, operate, control, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business within the Designated Area in the business of pharmacy administration services to state “fee-for-service” Medicaid programs (the “FHS Restricted Business”).

(b)                                 Nothing contained herein shall limit the right of any Seller, its representatives (on behalf of a Seller) or its Affiliates to:

(i)                                     Provide pharmacy services to state Medicaid or other entitlement programs as part of a managed care contract;

(ii)                                 Purchase or Acquire any entity or substantially all of the assets of any entity that generates less than 15% of its revenue from the FHS Restricted Business; or

(iii)                             Maintain any ownership interest of five percent (5%) or less of the outstanding common stock of any publicly traded corporation.

(c)                                  Notwithstanding anything herein to the contrary, this Section 7.3 shall not apply to Coventry in the event of a Change in Control.

7.4                                 [Reserved]

7.5                                 [Reserved]

7.6                                 Confidential Nature of Information.  Each of Buyer and each Seller and their respective Affiliates shall treat in confidence all documents, materials and other information, whether written or oral, which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the Effective Date), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors).  No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated by this Agreement or the negotiation or enforcement of this Agreement or any agreement contemplated hereby.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party; (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents; or (iii) is required to be disclosed under applicable laws, but only to the extent it must be disclosed.

7.7                                 Acquisition Proposals.

(a)                                  On and after the date hereof and prior to the Effective Time, Coventry agrees that it shall not invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to any direct sale, lease, exchange, mortgage, pledge, transfer, merger, consolidation, business combination, or other disposition of any material amount of the assets of the Acquired Entities or any capital stock or other ownership interests of the Acquired Entities in one transaction or a series of related transactions (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(b)                                 Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit any officer, director, employee or agent of Coventry or its Affiliates from inviting, initiating, soliciting or encouraging, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal for the acquisition (whether through merger, share exchange, purchase or otherwise) of Coventry or substantially all of the assets of Coventry.

7.8                                 Release for Pre-closing Intercompany Liabilities.  The Coventry Group shall execute and deliver to Buyer effective as of the Closing Date, a release substantially in the form attached hereto as Exhibit A (the “CMS Group Release”) releasing the Acquired Entities from any and all liabilities to the Coventry Group arising prior to the Closing Date.

7.9                                 Securities.  Notwithstanding anything in this Agreement to the contrary, Sellers shall use their commercially reasonable efforts to sell or liquidate before the Closing any and all long term securities by the Acquired Entities.  In the event that any such securities have not been sold or liquidated previously (the “Unsold Securities”), Coventry shall purchase, or shall cause its Affiliates to purchase, the Unsold Securities at their fair market value within two (2) Business Days before the Closing Date.

ARTICLE 8

TAX MATTERS

8.1                                 Tax Indemnification.

(a)                                  Tax Indemnification.  Subject to the limitations set forth in Section 12.3(c)(ii) with respect to Buyer Indemnifiable Losses, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses that Buyer Indemnitees may suffer, sustain or become subject to arising out of, in connection with or resulting from (i) any Taxes of the Acquired Entities or with respect to the Acquired Assets for any Pre-Closing Tax Period and the portion of any Taxes of the Acquired Entities or with respect to the Acquired Assets for any Straddle Period that is allocable (determined in accordance with Section 8.1(c)) to the portion of the Straddle Period ending on the Closing Date, (ii) any Taxes arising by reason of any of the Acquired Entities being a member of any Consolidated Group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law), (iii) without duplication, the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects (determined without regard to any qualifications related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes, and (iv) any failure by Coventry to timely pay its portion of Transfer Taxes pursuant to Section 8.2(a) hereof.  Notwithstanding the foregoing, Coventry shall not be required to indemnify the Buyer Indemnitees, and Buyer shall indemnify and hold harmless the Seller Indemnitees, from any Taxes to the extent resulting from any action taken by Buyer or the Acquired Entities after the Closing and on the Closing Date outside of the ordinary course of business.

(b)                                 Tax Returns and Taxes of Acquired Entities.

(i)                                     Coventry shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Acquired Entities for all Pre-Closing Tax Periods and shall pay all Taxes due with respect thereto.  With respect to such Tax Returns required to be filed after the Closing Date (other than with respect to the Tax Returns of the Consolidated Group for which Coventry is the common parent), Coventry shall provide, at least 35 days prior to filing such Tax Return, a copy of such Tax Return, together with all workpapers and schedules utilized in its preparation, to Buyer for its review, comment and approval (which approval shall not be unreasonably withheld), and such Tax Returns shall be prepared in a manner consistent with past practices, except as otherwise required by applicable Law.  Within 10 days after delivery by Coventry of a copy of such Tax Returns, Buyer shall deliver to Coventry a written notice (the “Tax Return Notice”) either (A) advising Coventry that Buyer agrees with and accepts such Tax Returns (in which event Buyer shall sign and timely file such Tax Returns and Coventry shall timely pay all Taxes shown as due on such Tax Returns to the appropriate Tax Authorities), or (B) advising Coventry that Buyer disputes such Tax Returns (in which event Buyer and Coventry shall use commercially reasonable efforts for a period of 10 days after the receipt of the Tax Return Notice by Coventry to resolve any dispute relating to such Tax Returns).  If the Parties cannot in good faith resolve such dispute within such 10 day period, Buyer shall refer the dispute relating to such Tax Returns to Deloitte and Touche LLP or such other nationally recognized accounting firm that is reasonably acceptable to Coventry (the “Tax Settlement Firm”).  Buyer shall be required to sign such Tax Returns only if Buyer is advised in writing by the Tax Settlement Firm that the filing of such Tax

Returns would not subject the applicable Acquired Entity to Tax penalties excluding late filing penalties.   The fees, costs and expenses of the Tax Settlement Firm shall be borne by Buyer.

(ii)                                  Buyer shall prepare or cause to be prepared all Tax Returns with respect to the Acquired Entities for all Straddle Periods.  With respect to each such Tax Return for a Straddle Period, (A) Buyer shall provide, at least 30 days prior to filing such Tax Return, a copy of such Tax Return, together with all workpapers and schedules utilized in its preparation, to Coventry for its review, comment and approval (which approval shall not be unreasonably withheld), along with a statement of the amount due from Sellers with respect to such Tax Returns determined in a manner consistent with Section 8.1(c), and (B) such Tax Return shall be prepared as required by applicable Law and in a manner consistent with Section 8.1(c) and with past practices, except as otherwise required by applicable Law.  Buyer shall pay all Taxes due with respect to such Tax Returns, provided, however, that Coventry shall pay to Buyer the amount of Taxes which relate to the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 8.1(c) hereof and set forth on the statement.  After the Closing, neither Buyer nor any of the Acquired Entities shall, without the prior written consent of Coventry, file any amended Tax Return with respect to any Acquired Entity for any Taxable period beginning on or prior to the Closing Date.

(c)                                  Allocation of Straddle Period Taxes of Acquired Entities.  For purposes of allocating Taxes and preparing Tax Returns of the Acquired Entities for a Straddle Period, the portion of any Taxes of the Acquired Entities for a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date;

(ii)                                 in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediate preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

(iii)                             for purposes of determining such Taxes, exemptions, relief, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned in the manner specified in subparagraph (ii) above.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Acquired Entity.

(d)                                 Tax Refunds of the Acquired Companies.  The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Entities for any Pre-Closing Tax Period shall be for the account of Coventry.  The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Entities for any Taxable period beginning on or after the Closing Date shall be for the account of Buyer.  The amount or economic benefit of any refund, credit or offset of Taxes of the Acquired Entities for any Straddle Period shall be equitably apportioned between Coventry and Buyer in accordance with the principles set forth in Section 8.1(c).  Each Party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit (net of any Taxes payable with respect thereto) of a refund, credit or offset to Tax pursuant to this Section 8.1(d) the amount of such refund or economic benefit within 30 days after such refund is received or such credit or offset is allowed or applied against another Tax liability, as the case may be.

(e)                                  Carrybacks.  Except as otherwise provided in this paragraph, Buyer and its Affiliates shall not carryback any net operating loss, capital loss, tax credit or other tax attribute of any of the Acquired Entities arising in any taxable period beginning after the Closing Date to a Pre-Closing Tax Period.  Buyer or its Affiliates may carryback any net operating loss, capital loss, tax credit or other tax attribute of any of the Acquired Entities arising in any taxable period beginning after the Closing Date to a Pre-Closing Period only if (a) there is no election under applicable Law to waive such carryback and (b) a failure to carryback would result in Buyer or its Affiliates permanently losing the economic benefit associated with any such net operating loss, capital loss, tax credit or other tax attribute.  If, at Buyer’s request, any such net operating loss, capital loss, tax credit or other tax attribute is carried back as set forth herein (x) Coventry will cooperate with the Acquired Entities in obtaining such refund (or reduction or benefit), including through the filing of amended Tax Returns or refund claims, and (y) Coventry shall pay to Buyer any Tax refund (or reduction in Tax liability or other Tax benefit) resulting from a carryback of any net operating loss, capital loss, tax credit or other tax attribute of any of the Acquired Entities arising in any taxable period beginning after the Closing Date to a Pre-Closing Tax Period, when such refund (or reduction or benefit) is realized by Coventry, net of the reasonable costs incurred by Coventry to secure such refund (or reduction or benefit), including, without limitation, costs related to the utilization of employees of Coventry or its Affiliates.

8.2                                Transfer Taxes and Property Taxes on Acquired Assets.

(a)                                  Transfer Taxes.  All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Acquired Assets and the Shares pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”), shall be borne 50% by Buyer and 50% by Coventry.  The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Party legally obligated to make such filing, and such Party will use its commercially reasonable efforts to provide such Tax Returns to the other Parties at least 10 days prior to the due date for such Tax Returns.

(b)                                 Property Taxes.

(i)                               All ad valorem Taxes, personal property Taxes and similar obligations attributable to the Acquired Assets with respect to the Tax period in which the Closing Date occurs (“Property Taxes”) shall be apportioned as of the Closing Date among Coventry and Buyer determined by prorating such Property Taxes on a daily basis over the entire Taxable period.

(ii)                           Buyer shall pay or cause to be paid, when due, to the appropriate Taxing Authorities all Property Taxes relating to the Taxable period during which the Closing Date occurs.  Buyer shall send to Coventry a statement that apportions the Property Taxes as of the Closing Date between Coventry and Buyer based upon Property Taxes actually invoiced and paid to the Taxing Authorities by Buyer for the Tax year which includes the Closing Date.  Within five (5) Business Days of receipt of such statement, Coventry shall reimburse Buyer for Coventry’s pro-rated portion of such Property Taxes to the extent the aggregate amount of such Property Taxes pro-rated to Coventry exceeds the amount of Property Taxes included as a current liability in the FHS Working Capital, as finally determined in accordance with Article III.

8.3                                Tax Claims; Cooperation on Tax Matters.

(a)                                  Control of Tax Claims.  Buyer shall promptly notify Coventry upon receipt of any notice of any Tax audit, assessment, claim or investigation relating to the Acquired Entities or the Acquired Assets for any Pre-Closing Tax Period or Straddle Period (a “Tax Claim”) for which Sellers and their Affiliates may be liable, provided, however, no failure or delay by Buyer or any of its Affiliates to provide notice of a Tax Claim shall reduce, release, waive, or otherwise affect the obligation of Sellers or their Affiliates hereunder except to the extent that such failure or delay has materially and adversely affected the right of Seller or its Affiliates to participate in and contest the Tax Claim.  Notwithstanding any other provision in this Agreement, with respect to any Tax Claim relating to Taxes for which Sellers or their Affiliates may be liable, Coventry shall control all proceedings; provided, however, that Coventry will allow Buyer to participate at its own expense in the defense of any such Tax Claim (other than a Tax Claim relating to a Tax or Tax Return of the Consolidated Group of which Coventry is the common parent or the Consolidated Group in which First Health Services Corporation was included prior to its acquisition by Coventry); provided further that Coventry shall not enter into any compromise or agree to settle any claim pursuant to such proceeding without written consent of Buyer, which consent shall not be unreasonably withheld, to the extent that such compromise or settlement may adversely affect Buyer or its Affiliates (including the Acquired Entities) after the Closing Date.  With respect to any Tax Claim relating to a Straddle Period and involving both Taxes for which either Sellers or any of their Affiliates are liable and Taxes for which neither Sellers nor their Affiliates are liable, Coventry and Buyer shall jointly control the defense of such Tax Claim and neither Coventry nor Buyer shall enter into any compromise or agree to settle any claim pursuant to such proceeding without prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)                                 Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties in connection with the filing of Tax Returns filed after the Closing Date and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are relevant to the filing of any Tax Return or any filing with the SEC (including, without limitation, information regarding tax basis and other attributes) or any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Entities and Acquired Assets relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(c)                                  Mitigation.  The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.4                                Termination of Tax Sharing Agreements.  Any and all Tax allocation or Tax sharing agreements or other similar agreements or arrangements with any of the Acquired Entities, whether or not written, shall be terminated with respect to the Acquired Entities as of the Closing Date and, after the Closing Date, the Acquired Entities shall not be obligated to make any payment to any Person pursuant to any such agreement or arrangement for any past or future period.

8.5                                Election.  Unless Buyer provided written consent to the contrary, in connection with the transactions contemplated by this Agreement, Sellers and their Affiliates shall not make an election pursuant to Treasury Regulations 1.1502-36(d)(6)(i)(B) or (C) to reattribute any portion of any tax attributes of the Acquired Entities to Sellers or its Affiliates.

8.6                                Tax Treatment of Payments.  The Parties shall treat any payments made pursuant to Section 8.1(a) as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

8.7                                Exclusivity; Survival.  The provisions of Article XII other than Sections 12.3(c)(ii), 12.3(g) and 12.5 shall not apply with respect to the obligations of Sellers concerning Taxes and the provisions of this Article VIII (subject to Section 12.3(c)(ii)) shall be the exclusive source of the rights of the parties with respect to matters concerning Taxes.  Without limiting the generality of the foregoing, none of the limitations on indemnification in Section 12.3 (other than in Section 12.3(c)(ii)) shall apply with respect to indemnification under this Article VIII.  The provisions of Section 8.1(a) shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extensions or waivers thereof), except as to Section 8.1(a)(iii) for breaches of the representations and warranties in Section 4.10, which shall survive until the expiration of the statute of limitations.  The remaining provisions of this Article VIII shall survive the Closing Date in accordance with their terms.

ARTICLE 9

CLOSING

9.1                                Time and Place of Closing.  Unless otherwise agreed to by Coventry and Buyer, the closing of the transactions contemplated hereby (the “Closing”) will occur at 9:00 a.m. local time on the second Business Day following the day on which all conditions to Closing (other than conditions the fulfillment of which is to occur at the Closing) are satisfied or waived.  The Closing shall take place at the offices of Bass, Berry & Sims PLC in Nashville, Tennessee.  The date upon which the Closing actually occurs is referred to as the “Closing Date.”

9.2                                Deliveries by Sellers at Closing.  At the Closing, Coventry shall deliver or cause to be delivered to Buyer the following:

(a)                                  the original books and records (financial and otherwise) of the Acquired Entities;

(b)                                 such bills of sale and any other appropriate instruments of sale, transfer, conveyance, assignment and delivery covering the Acquired Assets, in form and substance reasonably acceptable to Buyer, as may be requested by Buyer to fully and effectively transfer the Acquired Assets to Buyer or its designee;

(c)                                  copies of the Consents obtained pursuant to Section 6.6;

(d)                                 evidence reasonably acceptable to Buyer of the release and termination of each Lien, except for Permitted Liens on the Acquired Assets, the Shares or the properties and assets of the Acquired Entities;

(e)                                  counterpart signature pages to each of the Transaction Agreements not yet executed, duly executed by Coventry and/or each Subsidiary of Coventry a party thereto;

(f)                                    to the extent requested by Buyer, written resignations of the directors, managers and officers, as applicable, of each of the Acquired Entities;

(g)                                 certificates representing the Shares, together with stock transfer forms and other appropriate forms duly endorsed in blank and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to Buyer free and clean of all Liens;

(h)                                 certificates of good standing dated not more than 10 Business Days prior to the Closing Date with respect to each of the Acquired Entities, issued by the Secretary of State of the state of incorporation;

(i)                                     copies of resolutions of the board of directors (or equivalent governing body) of each Seller authorizing and approving the execution and delivery of this Agreement and the other Transaction Agreements and the performance by such Seller of its obligations hereunder and thereunder, certified by the Secretary or such other authorized officer of such Seller;

(j)                                     copies of the certificate of incorporation and bylaws (or equivalent governance documents) of each Acquired Entity, in each case certified by the Secretary of such Acquired Entity;

(k)                                  a certificate of a duly authorized officer of each of the Sellers certifying that all conditions set forth in Section 10.2(a) and 10.2(b) have been satisfied (or to the extent any such condition has been waived in accordance with the terms hereof, attaching thereto the applicable written waiver);

(l)                                     affidavits of non-foreign status from each of the Sellers that comply with Section 1445 of the Code (a “FIRPTA Affidavit”); and

(m)                               a duly executed copy of the CMS Group Release.

9.3                                Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Sellers (i) the Closing Date Payment by wire transfer of immediately available funds into an account designated by Coventry in writing at least two (2) Business Days prior to the Closing Date and (ii) counterpart signature pages to each of the Transaction Agreements not yet executed, duly executed by Buyer.

ARTICLE 10

CONDITIONS PRECEDENT

10.1                          Conditions to Each Party’s Obligation.  The respective obligations of each Party to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)                                  Governmental Consents.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained, occurred or been filed including, those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act shall have expired or terminated; provided, however, that this condition shall not apply to Contracts with Governmental Authorities, which shall be subject, if applicable, to Section 10.2(f).

(b)                                 No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing the consummation of the Transactions shall be in effect (the “Injunctions”).

(c)                                  No Action.  No action shall have been taken nor any Law shall have been enacted or promulgated by any Governmental Authority that prohibits consummation of the Transactions (the “Legal Actions” and together with the Injunctions, the “Restraints”).

(d)                                 Transaction Agreements.  The Transaction Agreements shall be in full force and effect.

10.2                          Conditions to Obligation of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Buyer:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that address matters only as of a particular date, which shall be so true and correct as of such date) and the representations and warranties of the Sellers contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (other than such representations and warranties that address matters only as of a particular date, which shall be so true and correct as of such date).  Buyer shall have received certificates signed on behalf of each of the Sellers by an executive officer to such effect.

(b)                                 Performance of Obligations of the Sellers.  Each of the Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Agreements at or prior to the Closing Date.  Buyer shall have received certificates signed on behalf of each of the Sellers by an executive officer to such effect.

(c)                                  Intercompany Agreements. Except as provided in Section 6.11 of the Seller Disclosure Letter, each of the Intercompany Agreements shall have been terminated at or prior to the Closing.

(d)                                 FHS Material Adverse Effect.  No event, change in circumstances or state of facts shall have occurred or been discovered since the date of this Agreement that has resulted in a Material Adverse Effect on the Business.

(e)                                  No Litigation, Etc. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Shares and Acquired Assets by Buyer or the consummation of the Transactions, (ii) impose limitations on the ability of Buyer or its Affiliates effectively to exercise full rights of ownership of all Shares, including the right to vote all such shares, (iii) restrain, enjoin, prevent, prohibit or make illegal Buyer’s or any of its Affiliates’ ownership or operation of all or any material portion of the Business, (iv) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal any portion of the businesses or assets of Buyer or any of its Subsidiaries or result in a Governmental Investigation being commenced or continued after the Closing or in Governmental Damages being imposed on the Acquired Entities or Buyer or any of its Affiliates, (v) as a result of the Transactions, compel Buyer or any of its Affiliates to dispose of any Shares or to dispose of or hold separate any material portion of the Business or any portion of the business or assets of Buyer and its Subsidiaries, or (vi) impose material damages (other than Governmental Damages referred to in the foregoing clause (iv) of this sentence) on Buyer or any of its Subsidiaries or the Acquired Entities as a result of the Transactions.  As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of any of the Acquired Entities of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(f)                                    Required Third Parties Consents.  Sellers shall have obtained all consents, waivers and approvals referred to in Section 10.2(f) of the Seller Disclosure Letter, each such consent, waiver and approval being in form and substance reasonably satisfactory to Buyer and not requiring as a term thereof or condition thereto any adverse condition or requirement on the conduct of business by the Acquired Entities or Buyer or any of its Subsidiaries.

(g)                                 CMS Group Release.  The CMS Group Release shall be in full force and effect.

(h)                                 Other.  All documents, instruments, certificates or other items required to be delivered at the Closing by Sellers pursuant to this Agreement shall have been delivered.

10.3                          Conditions to Obligations of Sellers.  The obligation of Sellers to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Coventry:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that address matters only as of a particular date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, or could not reasonably be expected to have a Buyer Material Adverse Effect.  Coventry shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(b)                                 Performance of Obligations of Buyers.  Buyer shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Agreements at or prior to the Closing Date, and Coventry shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c)                                  Other.  All documents, instruments, certificates or other items (including, without limitation, the payments to be made at the Closing pursuant to Section 9.3(a)) required to be delivered at the Closing by Buyer pursuant to this Agreement shall have been delivered.

10.4                          Frustration of Closing Conditions.  None of the Sellers or Buyer may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, to be satisfied as grounds for its not consummating the Transactions when otherwise required hereunder, if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to the provisions of Section 6.7.

ARTICLE 11

TERMINATION, AMENDMENT AND WAIVER

11.1                          Termination.  This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:

(a)                                  by mutual written consent of Buyer and Coventry, duly authorized by each of their respective Boards of Directors (or a duly authorized committee thereof);

(b)                                 by Buyer if there shall have been any breach by Sellers of any representation or warranty (or if any of the representations or warranties of Sellers set forth in this Agreement shall fail to be true and correct), or if the Sellers have breached or failed to perform or adhere to any of its covenants or agreements set forth in this

Agreement, which breach (i) would give rise to the failure of a condition to the Closing set forth in Section 10.2(a) or (b) hereunder in favor of Buyer and (ii) cannot be cured, or has not been cured within 30 days (the “Cure Period”; for purposes of clarification, if the failure of a condition to Closing cannot be cured, the applicable Cure Period is zero days), following receipt by Coventry of written notice, of such breach or failure;

(c)                                  by Sellers if there shall have been any breach by Buyer of any representation or warranty (or if any of the representations or warranties of Sellers set forth in this Agreement shall fail to be true and correct), or if Buyer has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, in each case which breach (i) would give rise to the failure of a condition to the Closing set forth in Section 10.3(a) or (b) hereunder in favor of Sellers and (ii) has not been cured within the Cure Period, following receipt by Buyer of written notice of such breach;

(d)                                 by Buyer, if after the date of this Agreement, there shall have occurred any events or changes in circumstances or states of fact that have resulted in a Material Adverse Effect on the Business;

(e)                                  by either Buyer or Sellers:

(i)                                     if the Closing shall not have occurred on or before November 30, 2009 (the “Termination Date”); provided, however, that (A) if a Cure Period has not expired prior to such date, then Sellers shall have the right to extend the Termination Date to the first Business Day after the last day of such Cure Period, and (B) the right to terminate this Agreement pursuant to this Section 11.1(e)(i) shall not be available to any Party whose breach of this Agreement at or prior to the Termination Date has been a cause of or resulted in the failure of the Closing to occur on or before the Termination Date; or

(ii)                                  if any Restraint having the effect set forth in Section 10.1(c) shall be in effect and shall have become final and nonappealable or if any Restraint resulting from any judicial or administrative injunction, judgment, order or any arbitration award is in effect and, although such injunction, judgment, order or award is subject to appeal or review and, as a result, to being reversed, over-ruled, dissolved or revoked, in the good faith judgment of Coventry or Buyer, as the case may be, such reversal, over-ruling, dissolution or revocation cannot reasonably be expected to occur before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(e)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement.

Any termination pursuant to this Section 11.1 (other than a termination pursuant to clause (a) hereof) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

11.2                          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of any Party or their respective Affiliates, officers, directors, employees or stockholders, except Section 13.1 (Public Announcements), Section 7.6 (Confidential Nature of Information), Section 6.13 (Audited Financial Statements, as it relates to Buyer’s obligation to reimburse Coventry for all audit fees, costs and expenses), Article XI and Article XIII shall survive such termination and the liability of any Party for any willful breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses, liabilities, damages costs and expenses of every kind and nature (including reasonable attorneys’ fees).

ARTICLE 12

INDEMNIFICATION

12.1                          Survival.

(a)                                  The representations and warranties in this Agreement or made pursuant to this Agreement shall terminate and shall expire at 11:59 p.m. on the date that is 21 months after the Closing Date; provided, however, (i) that the representations and warranties of the Sellers set forth in Sections 4.3 (Ownership of Interests and Stock; Subsidiaries), 4.10 (Tax Matters) and 4.4(c) and (d) (Title to and Condition of Assets) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations with respect to a claim by a third party that, if true, would constitute a breach of such representation and warranty; and (ii) the representations and warranties with respect to the Sellers set forth in Section 4.22 (Health Care Regulatory Compliance) shall survive the Closing and shall expire at 11:59 p.m. on the date that is the fourth anniversary of the Closing; provided, further that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time.  The right of an Indemnified Party (as defined below) to assert any new claim for indemnification under this Article XII after the expiration of the above survival period shall terminate.

(b)                                 All covenants and agreements made by the parties to this Agreement that contemplate performance following the Closing Date shall survive the Closing Date in accordance with their terms.  All covenants and agreements that contemplate performance prior to the Closing Date shall not survive the Closing Date; provided, however, that if any such covenant or agreement is breached on or prior to the Closing Date, the non-breaching party shall retain all rights and remedies hereunder with respect to such breach following the Closing Date.

12.2                          Indemnification by the Parties.

(a)                                  Indemnification by Sellers.  Subject to the limitations set forth in this Article XII, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates, including the Acquired Entities (all such persons, collectively, the “Buyer Indemnitees”) from and against any Buyer Indemnifiable Losses arising out of, in connection with or resulting from:

(i)                                     any breach or inaccuracy of any representation and warranty made by Sellers under Article IV of this Agreement (other than Section 4.10 (Tax Matters) which shall be governed exclusively by Article VIII) or any certificate delivered pursuant to Section 10.2(a) of this Agreement;

(ii)                                 any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Sellers prior to, at or after the Closing pursuant to this Agreement (other than any covenant, agreement or obligation with respect to Taxes, which shall be governed exclusively by Article VIII);

(iii)                             any financial advisory, broker’s, finder’s or similar fee, commission, reimbursement of expenses, indemnification or contribution payable as a result of any agreement, act or statement by Coventry or any of its Subsidiaries with respect to the Transaction;

(iv)                              any payment made by an Acquired Entity, as contemplated by Section 6.12; or

(v)                                 the defense or settlement of, or any damages or other liabilities sustained by an Acquired Entity as a result of a judgment or order entered in, (A) the litigation captioned Jerry Beeman, et al. v. First Health Services Corporation referred to in Section 4.7 of the Seller Disclosure Letter and (B) the litigation captioned Melanie Purple v. First Health Services Corporation referred to in item Section 4.7 of the Seller Disclosure Letter.

(b)                                 Indemnification by Buyer.  Subject to the limitations set forth in this Article XII, Buyer shall indemnify, defend and hold harmless Coventry and its Affiliates (all such Persons, collectively, the “Seller Indemnitees”) from and against any Losses the Seller Indemnitees may suffer, sustain or become subject to (“Seller Indemnifiable Losses”; Buyer Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are sometimes referred to herein as “Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i)                                     any breach or inaccuracy of any representation and warranty made by Buyer under Article V or any certificate delivered pursuant to Section 10.3(a);

(ii)                                 any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer, prior to, at or after the Closing pursuant to this Agreement; or

(iii)                             any financial advisory, broker’s, finder’s or similar fee, commission, reimbursement of expenses, indemnification or contribution payable as a result of any agreement, act or statement by Buyer or any of its Subsidiaries with respect to the Transaction.

(c)                                  Indemnified Parties and Indemnifying Parties.  As the context requires, a Buyer Indemnitee when entitled to indemnity hereunder and a Seller Indemnitee when entitled to indemnity hereunder is sometimes referred to herein as an “Indemnified Party” and a Seller when required to provide indemnity hereunder and the Buyer when required to provide indemnity hereunder is sometimes referred to herein as the “Indemnifying Party.”

12.3                          Limits on Indemnification.

(a)                                  Sellers shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 12.2(a) until Buyer Indemnitees shall first have suffered aggregate Buyer Indemnifiable Losses in excess of $500,000 (the “Deductible”) (at which point, subject to the limitations set forth in this Article XII, Sellers shall only be obligated to indemnify Buyer Indemnitees for all such Buyer Indemnifiable Losses to the extent that such Losses are in excess of the Deductible); provided, the Deductible limitation shall not apply to Buyer Indemnifiable Losses arising (i) out of a breach of any Fundamental Representation, (ii) under Article VIII (Tax Matters), (iii) under Section 6.12 (Post-closing Indemnification of Directors and Officers) or (iv) under Section 12.2(a)(v).

(b)                                 Buyer shall not have any obligation to indemnify Seller Indemnitees with respect to any Seller Indemnifiable Losses arising under Section 12.2(b) until Seller Indemnitees shall first have suffered aggregate Seller Indemnifiable Losses in excess of the Deductible (at which point, subject to the limitations set forth in this Article XII, Buyer shall only be obligated to indemnify Seller Indemnitees for all such Seller Indemnifiable Losses to the extent that such Losses are in excess of the Deductible); provided, the Deductible limitation shall not apply to Seller Indemnifiable Losses arising (i) out of a breach of Section 6.10 or (ii) under Article VIII (Tax Matters).

(c)                                  (i)                                     Other than Losses arising out of a breach of a Fundamental Representation or Losses arising under Article VIII (Tax Matters), the aggregate liability of Sellers for Buyer Indemnifiable Losses arising under Section 12.2 shall not exceed $15,000,000 (the “Cap”).

(ii)                                 Sellers’ aggregate liability for all Buyer Indemnifiable Losses shall not in any case exceed the Purchase Price, except that any Buyer

Indemnifiable Losses to which Buyer is entitled to indemnity pursuant to Section 8.1(a)(ii) shall be excluded for purposes of applying such limitation.

(iii)                             Other than Losses arising out of a breach of Section 6.10 or under Article VIII (Tax Matters), Buyer’s aggregate liability for all Seller Indemnifiable Losses arising under Section 12.2(b) shall not exceed the Cap.  In no event shall Buyer’s aggregate liability for all Seller Indemnifiable Losses exceed the Purchase Price.

(d)                                 For purposes of calculating Losses hereunder, after a breach or failure by the Sellers referred to in Section 12.2(a)(i) or by Buyer referred to in Section 12.2(b)(i) has been established, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be ignored for purposes of determining the amount of the Loss.

(e)                                  The Indemnified Party shall take and shall cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize the Indemnifiable Losses pursuant to this Article XII or Article VIII to the extent required by applicable Law.

(f)                                    The provisions of this Article XII are not intended to provide a Party (or its Affiliates), in connection with a claim hereunder for indemnification by such Party (or its Affiliates) in respect to a breach of a representation, warranty or covenant hereunder by another Party, indemnity against damages resulting from the breach to the extent the damages were not reasonably foreseeable to result from such breach; it being understood and agreed that indemnity shall be accorded in accordance with this Article XII against Losses sustained by an Indemnified Party as a result of a Third Party Claim even if, and to the extent, such Losses include an award of damages to a third party that were not reasonably foreseeable.  It is understood and agreed that it is reasonably foreseeable that a breach of a representation or warranty set forth in Section 4.14 (Material Contracts) or Section 4.23 (Customers and Suppliers) or the giving or a failure to give notification relating thereto, required by Coventry under Section 6.4(a)(i) may result in a Loss of Profits by an Acquired Entity and, to the extent an Acquired Entity sustains a Loss of Profits as a result of such a breach, indemnity against such Loss shall be accorded in accordance with (and subject to the limitations provided by) this Article XII (in addition to indemnity against other forms of Losses sustained).  For purposes hereof, “Loss of Profits” means lost revenue to the Business from a customer contract (net of expenses, including Taxes, that would have been incurred to realize such lost revenue) resulting from the breach of a representation or warranty set forth on Section 4.14 (Material Contracts) or Section 4.23 (Customers and Suppliers) or the giving or the failure to give a notification relating thereto required by Section 6.4(a)(i).

(g)                                 THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE XII AND IN ARTICLE VIII SHALL BE AN INDEMNIFIED PARTY’S SOLE AND EXCLUSIVE REMEDY AFTER THE CLOSING RELATING IN ANY WAY TO A BREACH OF THIS AGREEMENT, EXCEPT FOR LOSSES ARISING FROM OR ATTRIBUTABLE TO ANY WILLFUL BREACH OR FRAUD.  Each Indemnified

Party waives all other rights and claims that such Person may otherwise have, whether in Law or in equity, relating in any way to a breach of this Agreement, including claims for contribution, breach of contract, breach of representation or warranty, negligent or intentional misrepresentation or breach of duty.

(h)                                 The Parties shall treat any payments made pursuant to this Article XII or Article VIII as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

(i)                                     The Buyer Indemnitees shall not be entitled to recover any amounts under this Article XII to the extent included as a current liability or current reserve on the FHS Closing Date Balance Sheet as finally determined pursuant to Section 3.2.

12.4                          Matters Involving Third Parties.

(a)                                  If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Article XII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to so notify an Indemnifying Party shall not affect the rights of the Indemnified Party to indemnity hereunder except to the extent the Indemnifying Party is prejudiced by such failure.

(b)                                 Except as otherwise provided by Article VIII with respect to a proceeding with respect to a Tax Claim relating to Taxes for which Sellers or their Affiliates may be liable and subject to Section 12.4(d), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within 15 days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party is assuming the defense of such Third Party Claim and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner.  In the event that the Indemnifying Party fails to assume the defense of any Third Party Claim within 15 days after receipt of notice of the Third Party Claim, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim at the expense and for the account of the Indemnifying Party in accordance with this Article XII.

(c)                                  So long as the conditions set forth in Section 12.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 12.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense to represent it in connection with the Third Party Claim and the Indemnifying Party shall cooperate, and cause the counsel selected by the Indemnifying Party, to cooperate with such co-counsel in connection with the response, defense and settlement of such Third Party Claim and any related suit or proceeding and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party or (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to such matter.

(d)                                 Notwithstanding anything in this Section 12.4 to the contrary, Sellers shall not have the right to assume the defense of any Third Party Claim against the Buyer or any of its Affiliates, including the Acquired Entities, in respect of which the Buyer Indemnified Parties may be entitled to indemnity in accordance with this Article XII if such Third Party Claim (i) involves as a claimant a client or customer or supplier listed in Section 4.14 of the Seller Disclosure Letter, (ii) is a criminal investigation or proceeding or (iii) involves any other investigation or inquiry by any Governmental Authority.  In each such case, the Buyer (on its own behalf or on behalf of any other Buyer Indemnitees if such claim, assertion, action or proceeding involves another Buyer Indemnitee) shall direct, through counsel of its own choosing reasonably acceptable to the Sellers, the response to, defense of or settlement of any such claim, assertion, investigation, inquiry, action or proceeding, but the cost thereof and any other Loss resulting therefrom shall be a Buyer Indemnifiable Loss in accordance with the Article XII.  The Buyer Indemnitee shall not, however, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment with respect to any such matter or enter into any settlement thereof if Sellers are required to provide indemnity hereunder with respect to any Loss resulting from such judgment or settlement.  Buyer shall consult with Sellers for the purpose of allowing Sellers to participate in the response, defense or settlement of any such claim, assertion, investigation, inquiry, action or proceeding, but in such case, the expenses of Sellers, including the fees and disbursements of its counsel, shall be paid by Sellers.  If Sellers shall determine to be represented by counsel in connection with any such claim, assertion, investigation, inquiry action or proceeding, the Buyer Indemnitee shall cooperate, and cause the counsel representing it in such proceeding to cooperate, with counsel representing Sellers in such proceeding and Buyer shall provide and shall cause its Subsidiaries to provide (during normal business hours) Sellers and their counsel with reasonable access to the records and personnel of the Acquired Entities and Buyer relating to any such claim, assertion, investigation, inquiry, action or proceeding as to which Sellers may be required to provide indemnity hereunder to the extent reasonable for Sellers to participate in the response, defense or settlement thereof.

12.5                          Indemnification Notices.

(a)                                  In order to obtain indemnity in respect of a Loss as provided by Section 12.2 or under Article VIII, an Indemnified Party shall give an “Indemnification Notice” to the Indemnifying Party.  For the purposes hereof, an “Indemnification Notice” shall mean a notice signed by any officer of Indemnified Party and delivered to Indemnifying Party and (i) stating that the Indemnified Party has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnity, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant resulting in such Loss or out of which such Loss arose or to which such Loss relates, and (iii) the amount of cash to be delivered to the Indemnified Party (for the benefit of the pertinent Indemnitee) as indemnity against each such Loss.  If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice.  In a case where a Buyer Indemnitee or Seller Indemnitee, as the case may be, other than Buyer or Coventry shall seek to obtain the indemnity provided by Section 12.2 or Article VIII, Buyer or Coventry, as applicable, shall give an appropriate Indemnification Notice on behalf of such Buyer Indemnitee or Seller Indemnitee.

12.6                          Releases.  Effective upon the Closing, Buyer and each Acquired Entity, and each of their respective representatives, successors and assigns (collectively, the “Releasing Parties”), shall be deemed to have remised, released and forever discharged the individuals set forth on Exhibit B hereto (collectively, the “D&O Released Parties”) of and from any and all Actions which the Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the D&O Released Parties, and each of them, from the beginning of time through the Closing Date; provided, however, that this Section 12.5(b) shall not apply to any Action that may arise from any breach by any of the D&O Released Parties of, or the failure to properly perform, any obligation or duty arising on the part of any of the D&O Released Parties after the date hereof under this Agreement or any other agreement to be entered into after the date hereof and contemplated hereby to which any of the D&O Released Parties is a party.

ARTICLE 13

MISCELLANEOUS

13.1                          Public Announcement.  The initial press release with respect to the execution and Closing of this Agreement shall be either a joint press release or coordinated press releases to be reasonably agreed upon by Buyer and Coventry.  Thereafter, neither Buyer nor Coventry shall issue any press release or make any public statement with respect to this Agreement or the other Transaction Agreements or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except that any Party may make any disclosure required by applicable Law (including federal securities laws) or by the applicable rules of any stock exchange on which Buyer or Coventry lists securities.  A Party, with respect to each such disclosure, shall provide the other Parties with prior notice and a reasonable opportunity to review the disclosure.

13.2         Payment of Costs and Expenses.  Except as otherwise expressly provided in this Agreement, the Parties shall each bear their own respective costs and expenses in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.

13.3         Non-Assignment; Successors and Assigns.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that Buyer may assign or delegate any or all of its rights or obligations under this Agreement to one or more Affiliates of Buyer, provided, further, that any Party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  In the event Buyer assigns this Agreement, Buyer will remain primarily liable for its obligations hereunder unless expressly released in writing by Sellers.

13.4         Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), together with the other Transaction Agreements, set forth the entire understanding of the Parties, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof.  This Agreement shall not be modified or amended except by written agreement of the Parties.

13.5         Severability; Enforceability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

13.6         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

13.7         Notices.  Any notice, request, consent or other instrument or thing required or permitted to be given, made, served or delivered to any of the Parties hereto shall be in writing and shall be deemed to have been duly given, made, served or delivered (a) on the date delivered if delivered personally; (b) on the next Business Day following the date of deposit (i) in United States first-class express mail, postage prepaid or (ii) with an overnight courier service guaranteeing next-Business Day delivery; or (c) on the date of facsimile transmission if transmitted prior to 5:00 p.m. local time of the recipient on a Business Day (provided that confirmation of receipt of such telecopy transmission is confirmed by the recipient on such date), otherwise on the next Business Day; in any case addressed or transmitted as follows (or in accordance with a party’s instructions specified in a notice given pursuant to this Section 13.7):

If to Sellers, to:

Coventry Health Care, Inc.
6705 Rockledge Dr., Suite 100
Bethesda, MD  20817
Attention:  Drew Asher
Facsimile:  (301) 493-0780

With a copy (which shall not constitute effective notice) to

Bass, Berry & Sims PLC
Regions Center
315 Deaderick Street, Suite 2700
Nashville, TN  37238
Attention: Bob F. Thompson
Facsimile: (615) 742-2762
and
Attention: Angela Humphreys
Facsimile: (615) 742-2718

If to Buyer, to:

Magellan Health Services, Inc.
55 Nod Road
Avon, Connecticut  06001
Attention:  Daniel N. Gregoire, Executive Vice President,
General Counsel and Secretary
Telephone:  (860) 507-1906
Facsimile:  (860) 507-1990

With copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention:  Robert L. Messineo
Raymond O. Gietz
Telephone:  (212) 310-8000
Facsimile:  (212) 310-8007

13.8         Waiver.

(a)           The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

(b)           To the maximum extent permitted by applicable law:

(i)            no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties;

(ii)           no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and

(iii)          no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.9         Third Parties.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, the Hired Employees as provided in Article VII and the Indemnified Party as provided in Article XII.

13.10       Rules of Construction.

(a)           Each of the Parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)           Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the Parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.

13.11       Governing Law.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery or federal court located in the State of Delaware.  Each Party:

(i)            expressly and irrevocably consents and submits to the jurisdiction of the Court of Chancery and federal court located in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any proceeding;

(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 13.7 shall constitute effective service of such process, summons, notice or document for purposes of any such proceeding;

(iii)          agrees that the Court of Chancery and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such proceeding, any claim by any Party that it is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

13.12       Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or its Affiliates shall have any liability for any obligations or liabilities of Buyer under the Transaction Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.13       Specific Performance.  The Parties acknowledge and agree that the breach of this Agreement would cause irreparable damage to the non-breaching Party and that the non-breaching Party will not have an adequate remedy at law.  Therefore, the obligations of the Parties under this Agreement, including Seller’s obligation to sell the

Acquired Assets and Shares to Buyer and Buyer’s obligation to purchase the Acquired Assets and the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Rene Lerer
Name:	Rene Lerer
Title:	Chairman and CEO

COVENTRY HEALTH CARE, INC.

By:	/s/ Drew Asher
Name:	Drew Asher
Title:	SVP

COVENTRY MANAGEMENT SERVICES, INC.

By:	/s/ Shirley R. Smith
Name:	Shirley R. Smith
Title:	Secretary

FIRST HEALTH GROUP CORP.

By:	/s/ Shirley R. Smith
Name:	Shirley R. Smith
Title:	Secretary